Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

TRANSENTERIX INC.

TRANSENTERIX EUROPE, S.A.R.L., acting through its Swiss branch being established under the name “TransEnterix Europe Sarl, Bertrange, Swiss Branch Lugano”

TRANSENTERIX ISRAEL LTD.

and

MST MEDICAL SURGERY TECHNOLOGIES LTD.

Dated: September 23, 2018

The Schedules to the Agreement are identified throughout by reference to “Schedules.” TransEnterix, Inc. agrees to furnish supplementally any such Schedules to the United States Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 23, 2018, is made by and among MST Medical Surgery Technologies Ltd., an Israeli private company (“Seller”), TRANSENTERIX INC., a Delaware corporation (“Parent”), TRANSENTERIX EUROPE, S.A.R.L., a Luxemburg limited liability company acting through its Swiss branch being established under the name “TransEnterix Europe Sarl, Bertrange, Swiss Branch Lugano” (“IP Buyer”), and TRANSENTERIX ISRAEL LTD., an Israeli company (“Israeli Buyer” and together with IP Buyer, individually, a “Buyer” and collectively, the “Buyers”). Each of Seller, Buyers and Parent are individually referred to as a “Party” and are collectively referred to as the “Parties” to this Agreement.

RECITALS

WHEREAS, the Seller is currently engaged in the Business (as defined below) and owns all of the Assets (as defined below) and the IP Assets (as defined below) in connection therewith;

WHEREAS, the Parties desire that, at the Closing, Seller shall sell and transfer to IP Buyer all the IP Assets and certain Assets of the Seller and Seller shall sell and transfer to Israeli Buyer all remaining Assets, upon the terms and conditions set forth herein;

WHEREAS, the Parties desire that, at the Closing, the Israeli Buyer shall assume the Assumed Liabilities associated with the Assets it acquires and the IP Buyer shall assume the IP Assumed Liabilities, upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I – DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquisition Proposal” is defined in Section 6.7.

“Action” means any arbitration, action, proceeding, litigation, appeal, audit, claim or investigation.

“Additional Consideration” is defined in Section 2.3.4.

“Additional Seller Indemnitors” is defined in Section 9.5.1.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Money Laundering Laws” is defined in Section 4.14.2.

“Applicable Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body, in the United States, Israel or any other relevant jurisdiction.

“Assets” means all of the assets of the Seller, including, but not limited to, (a) the Assumed Contracts, (b) Inventory, (c) equipment (including R&D equipment), machinery, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, (d) Books and Records, (e) list of all vendors and customers of Seller, including, without limitation, those set forth on Schedule 1.1(a), (f) the corporate name of Seller and any websites of Seller, (g) Permits listed on Schedule 1.1(b) (“Assigned Permits”); (h) all other real and personal properties, and (i) all other rights of any kind, whether tangible or intangible (including reputation and knowledge), constituting, or used or useful in connection with, or related to, the Business, in each case, other than the Excluded Assets and IP Assets.

“Assumed Contracts” all the Contracts listed on Schedule 4.8.1.

“Assumed Liabilities” means (a) all of Seller’s Liabilities under the Assumed Contracts to the extent such Liabilities relate to the time period after the Closing and do not relate to any undisclosed failure to perform, improper performance, warranty or other breach (including, without limitation, breaches arising from non-payment or incomplete payment), default or violation by Seller on or prior to the Closing; and (b) all other Liabilities that accrue solely with respect to, solely arise from or are otherwise solely related to the Assets, the IP Assets and the operation of the Business by the Buyers after the Closing Date.

“Basket Amount” is defined in Section 9.3.1.

“Bill of Sale and Assumption Agreement” is defined in Section 3.2.3(b).

“Books and Records” means all books and records of Seller related to the Business (in whatever form or media), including, without limitation, operating ledgers, asset ledgers, budgets, customers/subscriber and potential customer/subscriber lists, supplier lists, marking information, mailing lists, resale certificates, advertising and sales materials, manuals, books, files, procedures and systems; but in all cases Books and Records shall exclude corporate books and records of the Seller (such excluded books and records, hereinafter “Excluded Books and Records”).

“Business” means all of the Seller’ business, business lines and other business activities, including products, services and support relating to image-based software and hardware empowers robotic surgery and facilitating surgical performance, including, among others, the AutoLap robotic image-guided laparoscope positioning system.

“Business Day” means any calendar day other than Fridays, Saturdays or national public holidays or day on which banks are closed in the State of Israel.

“Buyer” is defined in the opening paragraph.

“Buyer Employees” is defined in Section 6.6.1.

“Buyer Indemnitees” is defined in Section 9.1.1.

“Cash Consideration” is defined in Section 2.3.3.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Consent” is defined in Section 8.3.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Damages” means any and all claims, damages, costs, losses (but excluding diminution in value, lost profits, lost revenues, lost opportunities or consequential, punitive or other special damages), Liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including, without limitation, interest and reasonable attorneys’ fees and reasonable litigation costs.

“Disabling Device” means any virus, worm, trap door, back door, timer, clock, counter, Trojan horse or other limiting routine, instruction or design that would erase data or programming or otherwise cause systems to become inoperable or incapable of being used in the full manner for which it was designed and created.

“Distribution Compliance Period” is defined in Section 4.26.9.

“Employee Agreement and Plan” means any contract, plan, arrangement, policy, program or commitment, whether oral or written, providing for any Person to be employed by Seller, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, sick leave, disability, severance or accident benefits or for deferred compensation, pension, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, in all cases, to any employees of Seller.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other similar claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any law relating to the environment, health or safety, including any law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyers, Parent, Seller and the Escrow Agent, substantially in the form of Exhibit A.

“Escrowed Stock” is defined in Section 2.3.5(c).

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means (a) those assets listed on Schedule 1.1(c), (b) cash of Seller, (c) cash equivalents of Seller, (d) accounts receivable of Seller (including any right to receive payment from any third party in connection with the period prior to the Closing, even if such right has matured following such period), (e) Excluded Books and Records, and (f) the Excluded Contracts.

“Excluded Contracts” means (a) those contracts listed on Schedule 1.1(d), (b) all Employee Agreement and Plans, and Contracts by which the Seller receives services from any Person or other Contracts under which the Seller receives or has received services from contractors or consultants, and (c) any Contract regarding Indebtedness of any type.

“Excluded Liabilities” is defined in Section 2.2.

“FCPA” is defined in Section 4.14.3.

“Financial Statements” is defined in Section 4.4.1.

“First Tranche Cash Payment” is defined in Section 2.3.3.

“Form 8-A” is defined in Section 5.4.

“Form 10-Q” is defined in Section 5.4.

“Fundamental Representations” is defined in Section 9.2.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governmental Body” means any foreign, domestic, national, federal, territorial, provincial, state, county, city, village, municipal, district or other jurisdiction of any nature, governmental or quasi-governmental unit of any nature, instrumentality, court, government or self-regulatory or other organization, commission, tribunal or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing and/or anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

“Hazardous Substance” means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Seller. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“IIA” the Israeli Innovation Authority of the Ministry of Economy and Industry.

“Indebtedness” means as to the Seller at any time: (a) obligations of the Seller for borrowed money; (b) obligations of the Seller evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of the Seller to pay the deferred purchase price of property or services (including obligations under any Employee Agreement and Plan, non-compete, consulting or similar arrangements); (d) obligations of the Seller toward the IIA or the OCS or any other Governmental Body; (e) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (f) indebtedness or other obligations of others directly or indirectly guaranteed by the Seller; (g) obligations secured by an Encumbrance existing on any property or asset owned by the Seller or reimbursement obligations of the Seller relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) net payment obligations incurred by the Seller pursuant to any hedging agreement; (i) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Seller against fluctuations in interest rates; (j) all guarantees of the foregoing; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Indemnified Party” is defined in Section 9.6.2.

“Indemnifying Party” is defined in Section 9.6.2.

“Innovation Authority Consent” is defined in Section 7.1.1.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith (whether registered, unregistered or arising by Applicable Law); (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith (whether registered, unregistered or arising by Applicable Law); (d) mask works and applications, registrations and renewals in connection therewith (whether registered, unregistered or arising by Applicable Law); (e) trade secrets and confidential information; (f) formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (g) Software, in object and source code format (including data and related documentation); (h) plans, drawings, architectural plans and specifications; (i) websites and internet domain names, whether or not trademarks, and rights in social media corporate identifiers; (j) all databases and data collections, and (k) patented and patentable subject matter, designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (l) other proprietary rights; and (m) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Intellectual Property Registrations” means all IP Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim FS” is defined in Section 4.4.1.

“Interim FS Date” is defined in Section 4.4.1.

“Inventory” means all inventories of Seller wherever located, including raw materials, goods consigned to vendors and subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“IP Assets” means (a) all of the know-how and Intellectual Property rights owned by the Seller, including, among others, all of the Intellectual Property rights used by the Business, (b) all IP Licenses, and (c) the Assets set forth on Schedule 2.1.

“IP Assumed Liabilities” means (a) all of Seller’s Liabilities under the IP Licenses solely to the extent such Liabilities relate to the time period after the Closing Date; and (b) all other Liabilities associated with or in connection with the IP Assets solely to the extent such Liabilities relate to the time period after the Closing Date.

“IP Buyer” is defined in the opening paragraph.

“IP Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including any Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“Israeli Buyer” is defined in the opening paragraph.

“Israeli Income Tax Ordinance” is defined in Section 2.4.1.

“Lease” is defined in Section 4.10.2.

“Liabilities” means any and all claims, debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or due or to become due or otherwise, whenever or however arising.

“Lock-up Agreements” means those certain Lock-up Agreements, each by and between Parent and either the Seller or any shareholder of Seller substantially in the form attached hereto as Exhibit B.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or would reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to (a) the operating results, operations of the Business or the Assets or the IP Assets (taken as a whole); except to the extent directly resulting from (A) changes in general local, domestic, foreign, or international economic conditions which do not disproportionately impact the Seller or the Business, (B) changes affecting generally the industries or markets in which Seller operates, which do not disproportionately impact the Seller or the Business, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in Applicable Laws or accounting rules or principles, including changes in GAAP which do not disproportionately impact the Seller or the Business, (E) any other action required by this Agreement, or (F) the announcement of the Transaction. or (b) the ability of the Seller to timely consummate the Transaction and/or convey the Assets to the Israeli Buyer or the IP Assets and the Assets listed in Schedule 2.1 to the IP Buyer.

“Net Names” is defined in Section 4.21.15.

“Nonassignable Contract” is defined in Section 8.3.

“Non-Competition Period” is defined in Section 8.7.2.

“OCS” is defined in Section 4.21.8.

“OFAC” is defined in Section 4.14.4.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by Seller, consistent with past operating practices of Seller related to the Business.

“Open Source” means any software or other material that is made generally available to the public, under “open source” licenses and without requiring the payment of any fees or royalties.

“Organizational Documents” means with respect to a Person, the articles or certificate of incorporation, bylaws, partnership agreement, certificate of partnership, certificate of formation, operating agreement and/or any similar document(s) adopted or filed in connection with the creation, formation or organization of such Person; and any amendment to any of the foregoing.

“Osek Murshe” is defined in Section 2.5.

“Parent” is defined in the opening paragraph.

“Parent Permits” is defined in Section 5.12.

“Parent’s Knowledge” (or similar term) means the actual knowledge of Todd Pope, Joseph P. Slattery and Anthony Fernando and the knowledge that such individuals should have after reasonable inquiry of the applicable employees, directors and/or officers of the Parent and the Buyers.

“Payor” is defined in Section 2.6.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or Orders of, or filings with, any Governmental Body.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Pre-Signing Payments” means the payments made by Parent under Section 2.3.3(i) prior to the execution of this Agreement. For the avoidance of doubt, such amount is US$600,000.

“Pro Rata Portion” means, in respect of each Additional Seller Indemnitor, a fraction the numerator of which is the sum of the cash actually distributed by the Seller to such Additional Seller Indemnitor and the value of the TransEnterix Stock actually distributed to an

Additional Seller Indemnitor from the Seller (valued in accordance with Section 9.5.2(d)), and the denominator of which is the sum of the aggregate cash actually distributed by the Seller to all of the Additional Seller Indemnitors and the value of the TransEnterix Stock actually distributed by Seller to all of the Additional Seller Indemnitors (valued in accordance with Section 9.5.2(d))).

“Prospective Employees” is defined in Section 4.19.4.

“Purchase Price” is defined in Section 2.3.1.

“Qualified Purchase Price” means the amount of the Purchase Price actually paid to the Seller after subtracting the Pre-Signing Payments, the First Tranche Cash Payment and Second Tranche Cash Payment. For the avoidance of doubt, the Purchase Price does not include the payments to be made by the Buyers pursuant to Section 6.3.2.

“Real Property” is defined in Section 4.10.2.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and among Parent, Seller and Selling Shareholders substantially in the form attached hereto as Exhibit C.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

“Research Law” means the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 and the applicable regulations, rules, procedures and benefit plans promulgated thereunder.

“Sanctions” is defined in Section 4.14.4.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” is defined in Section 4.26.2.

“Second Tranche Cash Payment” is defined in Section 2.3.3.

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Consideration” is defined in Section 2.3.2.

“Seller” is defined in the opening paragraph.

“Seller’s Cap” is defined in Section 9.3.1.

“Seller’s Knowledge” (or similar term) means the actual knowledge of Motti Frimer, Tal Nir, Carmel Magen, Maya Gal Kiperwas, and Shlomi Karvat and the knowledge that such individuals should have after reasonable inquiry of the applicable employees, directors and/or officers of the Seller.

“Seller Indemnitees” is defined in Section 9.1.1.

“Selling Shareholders” means the shareholders of Seller entitled to rights under the Registration Rights Agreement.

“Services Agreement” means that certain Services Agreement by and among the Seller and the Israeli Buyer substantially in the form of Exhibit D, which shall provide for administrative and related services from Seller to Asset Buyer for the benefit of Asset Buyer for a certain period of time after the Closing Date.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity, that is developed by Seller or developed for Seller on a work-for-hire basis.

“Tangible Personal Property” is defined in Section 4.7.1.

“Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including, without limitation, income, estimated income, business, occupation, franchise, social security, health tax, VAT, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise, withholding or other like taxes, and any premium, including, without limitation, interest, penalties and additions in connection therewith whether disputed or not, imposed upon any Person by any Taxing authority or other Governmental Body under Applicable Law.

“Third Party Claim” is defined in Section 9.6.2.

“Third Party Proceeds” is defined in Section 9.3.2.

“Third Tranche Payment Date” is defined in Section 2.3.6.

“Transaction” means the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, among others, the transfer of the Assets to the Israeli Buyer and the transfer of the IP Assets to the IP Buyer.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Lock-up Agreements, the Services Agreement, the Indemnification Undertaking, any other documents or consents necessary to transfer and assign any IP License to IP Buyer or any Assumed Contract to the Israeli Buyer, any other documents necessary to assign any IP Assets to IP Buyer, in accordance with the provisions of this Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“TransEnterix Stock” means the shares of common stock, par value $0.001 per share, of Parent.

“Updated Disclosure Schedule” is defined in Section 6.5.

“VAT” shall mean the value added tax of any Government Body.

“Withholding Certificate” is defined in Section 2.6.

ARTICLE II – PURCHASE AND SALE OF THE BUSINESS

2.1    Transfer of the Assets. Upon the terms and subject to the conditions contained herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver (a) the Assets (including, without limitation, all Assumed Contracts), other than as set forth in clause (b), to the Israeli Buyer, free and clear of all Encumbrances and any Indebtedness (other than Assumed Liabilities) and (b) the IP Assets (including, without limitation, all IP Licenses) and certain of the Assets set forth on Schedule 2.1 to the IP Buyer, free and clear of all Encumbrances and any Indebtedness (other than IP Assumed Liabilities and Assumed Liabilities associated with the Assets set forth on Schedule 2.1). The Seller shall take all actions necessary or advisable to ensure that the Assets are transferred to the Israeli Buyer and the IP Assets are transferred to the IP Buyer, in each case, free and clear of all Encumbrances and any Indebtedness (other than Assumed Liabilities and IP Assumed Liabilities), all in accordance and subject to the provisions of this Agreement.

2.2    Assumption of Assumed Liabilities and IP Assumed Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, the Israeli Buyer shall assume the Assumed Liabilities and the IP Buyer shall assume the IP Assumed Liabilities. Except for the Assumed Liabilities and the IP Assumed Liabilities for which the Parent and the Buyers shall be solely responsible, neither Parent nor any Buyer shall assume, or otherwise be responsible for, any Liabilities of the Seller relating to the Seller or the Business, including, without limitation, any (a) Damages or Liabilities or related or unrelated to the Business arising from actions accruing during the period prior to the Closing, (b) Indebtedness, (c) Excluded Contracts or (d) Employee Agreement and Plans (collectively, “Excluded Liabilities”).

2.3    Purchase Price.

2.3.1    The aggregate purchase price to be paid shall be the sum of the Securities Consideration plus the Cash Consideration plus the Additional Consideration (the “Purchase Price”), each as hereinafter defined, and subject to the conditions set forth in this ARTICLE II. Parent and Seller have negotiated the Purchase Price. The Purchase Price is exclusive of VAT, and Buyers and/or Parent, shall be responsible for payment of such VAT, which shall be added in accordance with Applicable Law and payable by Buyers and/or Parent, unless an exemption is available to Buyers and/or Parent, as applicable.

2.3.2    The “Securities Consideration” issued by the Parent shall be comprised of Three Million, One Hundred Fifty Thousand (3,150,000) shares of TransEnterix Stock.

2.3.3    The “Cash Consideration” shall be that amount of cash equal to: (i) US$ 600,000 which has been paid by Parent to the Seller prior to date hereof as part of the consideration for the Transaction plus any amounts paid to the Seller between the date hereof and Closing; plus (ii) US$ 1,600,000 to enable the Seller to pay all of its obligations set forth on Schedule 2.3.3(ii) attached hereto (“First Tranche Cash Payment”); plus (iii) the amount required by the IIA to be paid to the IIA by Seller in order for the IP Assets to be transferred to IP Buyer, and for IP Buyer to subsequently transfer the IP Assets free and clear of any Encumbrances and Indebtedness, including, pursuant to the Research Law (the “Second Tranche Cash Payment”).

2.3.4    The “Additional Consideration” shall be US$ 6,600,000 (Six Million Six Hundred United States Dollars).

2.3.5    At the Closing, subject to the terms and conditions of this Agreement, against receipt of the Assets by Israeli Buyer and the IP Assets by IP Buyer, Parent shall pay the Securities Consideration, Israeli Buyer shall pay the First Tranche Cash Payment and IP Buyer shall pay the Second Tranche Cash Payment as follows:

(a)    The First Tranche Cash Payment shall be paid at Closing by wire transfer of immediately available funds by Israeli Buyer or the IP Buyer, as the case may be, to Seller to a bank account of Seller, which bank account Seller shall have designated at least two Business Days prior to the Closing Date for the sole purpose of paying the obligations set forth on Schedule 2.3.3(ii);

(b)    The Second Tranche Cash Payment shall be paid by IP Buyer directly to the IIA, on behalf of the Seller, at Closing against a payoff letter from the IIA setting forth the amount required to be paid by the Seller to the IIA in order to enable the Seller to transfer the IP Assets to IP Buyer free and clear of all Encumbrances and Indebtedness pursuant to the Research Law(including, among others, any royalties, payments or other rights of the IIA); and

(c)    (i) Three Hundred Fifteen Thousand (315,000) shares of TransEnterix Stock representing 10% of the Securities Consideration, duly registered in the name of the Escrow Agent in its capacity as such (the “Escrowed Stock”), shall be delivered to the Escrow Agent, to be held and disbursed by it pursuant to the terms of the Escrow Agreement, free and clear of all Encumbrances; (ii) the balance of the TransEnterix Stock included in the Securities Consideration, duly registered in the name of Seller, shall be delivered to Seller free and clear of all Encumbrances.

2.3.6    If the Closing occurred and the IP Assets were transferred by the Seller to the IP Buyer, free and clear of all Encumbrances and Indebtedness (other than the IP Assumed Liabilities), then the Additional Consideration shall become due and payable upon the 12-month anniversary of the Closing Date (or an earlier date if elected by Parent at its sole discretion), and will be paid within thirty (30) days of such date (the “Third Tranche Payment Date”), provided, that in the event that prior to the 12-month anniversary of the Closing Date, there has been a bona fides claim of any Person filed against such transfer or a claim filed challenging the position that that such transfer is free and clear of all Encumbrances and Indebtedness, then the Buyer shall be entitled to withhold, from the Additional Consideration, the amount of the claim up to a cap equal to (i) 20% of the Additional Consideration with respect to a claim which would constitute a breach of the representations referred to in Section 9.3.1(a), (ii) 30% of the Additional Consideration which would constitute a breach of the representations set out in Section 4.21; or (iii) 100% of the Additional Consideration if such claim, if proven, would constitute a breach of a Fundamental Representation.

At the election of Parent, at its sole discretion, the Additional Consideration shall be paid (a) in cash, on the Third Tranche Payment Date, by wire transfer of immediately available funds by IP Buyer to Seller, (b) in such number of shares of TransEnterix Stock issued by Parent to Seller, free and clear of all Encumbrances, calculated based on the volume-weighted average of the closing prices of Parent’s TransEnterix Stock as quoted on the NYSE American or other national securities exchange, as applicable, for the ninety (90) day period immediately preceding the Third Tranche Payment Date or (c) combination of cash in accordance with clause (a) and TransEnterix Stock in accordance with clause (b) above. If the Additional Consideration is paid in TransEnterix Stock, on the Third Tranche Payment Date: (i) the Parent will provide the necessary bringdown representations and warranties; and (ii) the Seller will provide the necessary bringdown representations set forth in Section 4.26.

If Parent elects to pay the Additional Consideration, in whole or in part, in shares of TransEnterix Stock, then such number of shares of TransEnterix Stock representing 10% of the Additional Consideration paid in shares of TransEnterix Stock, duly registered in the name of the Escrow Agent in its capacity as such shall be deemed part of the Escrowed Stock and delivered to the Escrow Agent free and clear of all Encumbrances, to be held and disbursed by it pursuant to the terms of the Escrow Agreement. If the Additional Consideration is paid, in whole or in part, in cash, then 10% of the cash paid will be deposited with the Escrow Agent free and clear of all Encumbrances, to be held and disbursed by it pursuant to the terms of the Escrow Agreement.

2.4    Allocation.

2.4.1    Schedule 2.4.1 , to be completed immediately prior to the Closing, sets forth the agreed allocation of the Purchase Price, Assumed Liabilities and IP Assumed Liabilities among the Assets and the IP Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and the Israeli Income Tax Ordinance [New Version] 1961, and the regulations thereunder (and any similar Order) (the “Israeli Income Tax Ordinance”) .

2.4.2    All income Tax returns and reports filed by the Buyers, Parent and the Seller shall be consistent with such allocation; provided, that (a) Buyers’ reported cost for any Asset or IP Asset purchased hereunder may be greater than the amount allocated hereunder to reflect the applicable Buyers’ acquisition costs not included in the total amount so allocated and (ii) except for Israeli VAT purposes, Seller’s reported amount realized may be less than the amount allocated to an Asset or IP Asset hereunder to reflect Seller’s costs that reduce the amount realized.

2.5    Taxes. Any payment of the Cash Consideration and/or the Securities Consideration and/or the Additional Consideration shall be paid less any Tax withholding pursuant to Section 2.6 below, other than VAT, and only after the Seller or any other recipient of the payment of Cash Consideration or TransEnterix Stock, as the case may be, will provide Parent or the Buyers, as applicable, to their full satisfaction, with: (a) a valid Israeli tax invoice with respect to the full amount of payment of the Cash Consideration, Securities Consideration and Additional Consideration, as allocated to such Buyer or Parent prepared in accordance with Applicable Law; and (b) an up-to-date “licensed dealer” (“Osek Murshe”) certificate from the VAT Authority, to the extent that such registration will be required under Applicable Law. Applicable VAT shall be added to any payment of the Cash Consideration and/or the Securities Consideration and/or the Additional Consideration and paid by Buyers and/or Parent (against a VAT invoice) to the Seller, unless an exemption is available to the Buyers and/or Parent as applicable. Based on the Parties’ respective tax advisors, the Parties expect that the sale of the IP Assets, including the Assets listed on Schedule 2.1 by the Seller to the IP Buyer will be subject to zero-rated VAT in accordance with Section 30(a)(1) and/or 30(a)(2) of the Israeli VAT Act, 1975 and the Parties shall take any necessary steps to file any Tax reports in accordance with such characterization.

2.6    Withholding. Notwithstanding any other provision contained herein to the contrary, the applicable Buyer and Parent (each, the “Payor”), or anyone acting on their respective behalf, as the case may be, shall be entitled to deduct and withhold taxes from any payments to be made under this Agreement (including, but not limited to, the Purchase Price), at a maximum amount the applicable Payor is required to deduct and withhold with respect to the making of any such payment under any Applicable Law, including, without limitations, the Israeli Income Tax Ordinance and any regulation promulgated thereunder; provided, however, that in the event that the applicable Payor are provided with a valid withholding certificate regarding the withholding (or exemption from withholding) of payment reasonably satisfactory to Payor which is sufficient to enable the Payor to conclude, in its reasonable discretion, that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment (“Withholding Certificate”), at least three (3) Business Days prior to the date of any such payment, then the deduction and withholding of any amounts payable under this Agreement, if any, shall be made only in accordance with the provisions of such Withholding Certificate. For the avoidance of doubt, for this purpose a Withholding Certificate shall include a valid general certificate of exemption from withholding for services and assets issued pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737 – 1977, provided, that if such certificate, by its terms or by Applicable Law, does not apply to the payments in kind, then such certificate would be sufficient solely for Cash Consideration and, to the extent paid in cash, the Additional Consideration. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller or other recipient of payments in respect of which such deduction and withholding was made.

ARTICLE III – CLOSING

3.1    Closing. The closing of the Transaction, including, the sale and transfer of the Assets to Israeli Buyer and the sale and transfer of the IP Assets to IP Buyer (the “Closing”), shall take place at the offices of Buyers’ counsel in connection with the Transaction, Preis, Baharav & Co., at Amot Mishpat House, 8 Shaul Hamelech Blvd., Tel Aviv, Israel (or any other location agreed by the Parties in writing) commencing at 10:00 on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or such other date as Parent, Buyers and Seller may mutually determine in writing (the “Closing Date”).

3.2    Closing Deliverables. At the Closing, the following actions and occurrences shall take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document shall be deemed to have been delivered until all actions are completed and all documents delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document should have been delivered):

3.2.1    Cash Consideration. Israeli Buyer shall pay to Seller the First Tranche Cash Payment in accordance with Section 2.3.5(a) above, and IP Buyer shall pay the Second Tranche Cash Payment directly to the IIA, on behalf of the Seller, in accordance with Section 2.3.5(b) above.

3.2.2    Securities Consideration. Seller shall receive the Securities Consideration (other than shares of the Escrowed Stock which shall be issued to the Escrow Agent at the Closing) registered in the name of Seller.

3.2.3    Seller Deliveries. At the Closing, the Seller shall cause to be delivered to Parent and the Buyers:

(a)    Permits. Subject to Section 8.3 below, Seller shall deliver to Buyers all Permits, consents and other documents necessary to consummate the Transaction and transfer any Assumed Contracts, including, without limitation, the Innovation Authority Consent and any other consents and Permits listed on Schedule 3.2.3(a).

(b)    Bill of Sale. A bill of sale for all of the Assets that are tangible personal property to the Israeli Buyer, dated as of the Closing Date (the “Bill of Sale and Assumption Agreement”), duly executed by Seller, and the applicable Buyer in the form set forth on Schedule 3.2.2(b) hereto;

(c)    IP Assignment. A counterpart duly executed by the Seller to each of the intellectual property assignments, duly executed by the Seller substantially in the form of Schedule 3.2.3(c);

(d)    Lease Assignment. The assignment and assumption of the Lease, duly executed by the Seller and the landlord, substantially in the form of Schedule 3.2.3(d);

(e)    Transaction Documents. A counterpart to the Services Agreement, and the Escrow Agreement, the Lock-up Agreement and the Registration Rights Agreement duly executed by Seller;

(f)    Shareholders Resolution. Resolutions of the shareholders of the Seller substantially in the form attached hereto as Schedule 3.2.3(f) hereto, pursuant to which the shareholders of the Seller shall have approved the execution of the Transaction Documents and all transactions contemplated thereby.

(g)    Board Resolution. Resolutions of the board of directors of the Seller, substantially in the form attached hereto as Schedule 3.2.3(g), pursuant to which the directors have approved, inter alia, the execution, delivery, and performance of this Agreement and the other Transaction Documents, the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(h)    Opinion of Counsel. The Seller shall deliver to Parent and the Buyers an opinion in the form attached hereto as Schedule 3.2.3(h), dated as of the Closing Date, of Fischer Behar Chen Well Orion & Co., legal counsel to the Seller.

(i)    Officer’s Certificate. The Seller shall deliver to Parent and Buyers a certificate, substantially in form attached hereto as Schedule 3.2.3(i), confirming satisfaction of the conditions in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.7, 7.1.8, 7.1.9, 7.1.10 and 7.1.11 below.

(j)    Books and Records. The Books and Records, other than the Excluded Books and Records;

(k)    Other Documents. All other agreements, documents, certificates, instruments and writings required to be delivered by any Seller at or prior to the Closing Date pursuant to this Agreement or the other Transaction Documents, and such other matters as may be requested by the Buyers and Parent in order to effectuate the transfer of the IP Assets (including the Assets listed in Schedule 2.1) and the Assets pursuant to this Agreement.

3.2.4    Buyer Deliveries. At the Closing, the applicable Buyer and/or Parent shall deliver or cause to be delivered to Seller the following:

(a)    Bill of Sale. A counterpart to the Bill of Sale Assumption Agreement, duly executed by the applicable Buyer;

(b)    IP Assignment. A counterpart duly executed by the IP Buyer to each of the intellectual property assignments, duly executed by the Seller substantially in the form of Schedule 3.2.3(c);

(c)    Lease Assignment. The assignment and assumption of the Lease duly executed by the Israeli Buyer, substantially in the form of Schedule 3.2.3(d);

(d)    Services Agreement and Escrow Agreement. A counterpart to the Services Agreement, and the Escrow Agreement, duly executed by the Buyers and/or Parent;

(e)    Lock-up Agreements and Registration Rights Agreement. A counterpart to the Lock-up Agreements and the Registration Rights Agreement duly executed by Parent;

(f)    Incumbency Certificate. Certificates of the Secretary of Parent and each Buyer certifying to the incumbency and signatures of the officers of Parent and such Buyer, as the case may be, authorized to sign this Agreement and each of the Transaction Documents;

(g)    Opinion of Counsel. The Parent shall deliver to the Seller an opinion with respect to the consideration paid in the form of TransEnterix Stock in the form attached hereto as Schedule 3.2.4(g), dated as of the Closing Date, of Ballard Spahr LLP, legal counsel to the Parent.

(h)    Officer’s Certificate. The Parent shall deliver to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in Sections 7.2.2, 7.2.3, 7.2.6, and 7.2.6 below.

(i)    The certificates reflecting the Securities Consideration.

3.2.5    Escrow Agreement. The Escrow Agent shall provide each of the Seller and Parent with a counterpart to the Escrow Agreement duly executed by the Escrow Agent.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Parent and each of the Buyers as follows:

4.1    Organization.

4.1.1    Seller is a company duly organized and validly existing under the Applicable Law of the State of Israel, and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its Business as currently conducted. Seller is not a “violating company” (Hevra Mefera) as such term is defined in the Israeli Companies Laws, 1999. The Organizational Documents of Seller that the Seller has delivered to Parent are accurate and complete.

4.2    Authority of the Seller.

4.2.1    Authority of Seller. Seller has corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and by the other Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the Transactions contemplated hereby and by the Transaction Documents to which it is a party have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Parent and the Buyers), this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against it in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller, enforceable against it in accordance with its terms.

4.3    No Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the Transactions contemplated hereby and by the other Transaction Documents to which it is a party, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Applicable Law; (c) except as set forth in Schedule 4.3(a), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Assets (including any Assumed Contract) or any IP Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Assets or any IP Assets, except with respect to clauses (b)-(d) above, for any violation, conflict, or default, termination, cancelation, modification, payment or acceleration as would not be reasonably be expected to have a Material Adverse Effect.

4.4    Financial Statements.

4.4.1    Schedule 4.4 contains true and complete copies of the (a) audited consolidated balance sheet and related statements of operations and cash flows of the Seller for the fiscal years ended December 31, 2017, 2016 and 2015 and (b) unaudited consolidated balance sheet and related statements of operations and cash flows of the Seller for the six months ended June 30, 2018 (the “Interim FS Date” and the “Interim FS”, respectively) ((a), and (b) collectively, the “Financial Statements”). The Financial Statements are based on the Books and Records and the Excluded Books and Records, and fairly and accurately reflect in all respects the financial condition, and the results of operations and cash flows of the Seller and the Business as at the respective dates of and for the periods referred to in such Financial Statements, all in a manner consistent with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim FS to normal and recurring year-end adjustments and the absence of notes to such interim financial statements.

4.4.2    Seller’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (a) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein on an accrual basis, (b) reflect all discounts, returns and allowances granted by it with respect to the periods covered thereby, (c) have been maintained in accordance with customary and sound business practices in its industry, (d) form the basis for the Financial Statements and (e) reflect the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis.

4.4.3    To Seller’s Knowledge, there are no events of fraud, whether or not material, that involve management or other employees of Seller who have a significant role in the Seller’s financial reporting and relate to the Seller.

4.5    No Changes. Since the Interim FS Date, the Seller has operated the Business in the Ordinary Course of Business, and there has not been any Material Adverse Effect and, to the Seller’s Knowledge, no event has occurred or circumstances exists that would reasonably be expected to result in any such Material Adverse Effect. Except as set forth on Schedule 4.5 and as set forth in the Agreement, since the Interim FS Date, Seller has not:

4.5.1    issued any equity interests, shares of stock, warrants or other stock or securities or equivalents thereof of Seller;

4.5.2    sold, leased, transferred or assigned any asset, other than its Inventory in the Ordinary Course of Business or made any distributions of any assets (cash or otherwise) to any of its shareholders or its Affiliates;

4.5.3    become subject to any Liabilities, except current Liabilities incurred in the Ordinary Course of Business and Liabilities under contracts entered into in the Ordinary Course of Business;

4.5.4    discharged or satisfied any Encumbrance or paid any obligation or Liability, other than current Liabilities paid in the Ordinary Course of Business;

4.5.5    mortgaged or pledged or subjected to any Encumbrance any of its properties or assets (including the Assets), entered into any lease of real property or buildings; or, except in the Ordinary Course, entered into any lease of machinery or equipment or sold, assigned or transferred any tangible or intangible asset or property;

4.5.6    experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property or assets;

4.5.7    entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than US$15,000 or that cannot be terminated without penalty on less than six months’ notice;

4.5.8    accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts or Permits) involving more than US$15,000 annually to which it is a party or by which it or any of its assets is bound, and has not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts or Permits) has accelerated, terminated, modified or cancelled the same;

4.5.9    (a) made any capital expenditure (or series of related capital expenditures) either involving more than US$20,000 or outside the Ordinary Course of Business, (b) failed to make any scheduled capital expenditures or investments when due, or (c) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than US$20,000;

4.5.10    delayed or postponed the payment of accounts payable and other Liabilities to the detriment of any relationships between Seller and any of its suppliers, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

4.5.11    issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness);

4.5.12    canceled, compromised, waived or released any right or claim (or series of related rights or claims) owed to it, except as in the Ordinary Course of Business;

4.5.13    declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind);

4.5.14    made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction;

4.5.15    (a) entered into any employment Contract or modified the terms of any existing employment Contract, (b) granted any increase in the compensation of any of its directors, officers or employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or (c) adopted, amended, modified or terminated any benefit plan or other Contract for the benefit of any of its directors, officers or employees;

4.5.16    sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets, other intangible assets or other Intellectual Property rights, or disclosed any proprietary confidential information to any Person;

4.5.17    amended, renegotiated or terminated (other than by completion thereof) any Contract other than in the Ordinary Course of Business;

4.5.18    estimated or recorded any Damage in any single instance of more than US$15,000 or any Damage in the aggregate of more than US$30,000;

4.5.19    had an Action commenced nor, to Seller’s Knowledge, threatened relating to or affecting Seller, the Business or any asset owned or used by it;

4.5.20    entered into any material transaction or otherwise taken any material action or omitted to take any material action other than in the Ordinary Course of Business, except in connection with the execution and performance of this Agreement and the consummation of the Transactions; or

4.5.21    agreed or committed to any of the foregoing.

4.6    Undisclosed Liabilities. Except as disclosed on Schedule 4.6, other than those reflected on the Interim FS, there are no Liabilities of the Seller related to the Business, the Assets, the IP Assets and the Assumed Contracts of any kind or nature whatsoever, absolute, accrued, contingent or otherwise or whether due or to become due, other than Liabilities incurred in the Ordinary Course of Business, none of which, individually or in the aggregate are material, and to the Seller’s Knowledge there exists no facts or circumstances that could reasonably be expected to result in any such Liability.

4.7    Assets.

4.7.1    Schedule 4.7 contains a true and complete listing of all the tangible Assets, including, among others all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, and other items of tangible personal property (other than Inventory) owned by Seller (the “Tangible Personal Property”), and the net book value of each such item.

4.7.2    The Assets together with the IP Assets and the Excluded Assets comprise all of the assets currently used by Seller for the operation of, the Business. Seller has and will transfer good and marketable fee simple title to the Assets to the Israeli Buyer at Closing, free and clear of any Encumbrances (other than the Assumed Liabilities).

4.7.3    To the Seller’s Knowledge, the Assets that are owned or leased by Seller as part of the Assets to be conferred to the applicable Buyer are structurally sound, free from material defects, in good operating condition and repair (normal wear and tear excepted) and suitable for the uses for which they are used in the Business.

4.8    Assumed Contracts.

4.8.1    All of the Contracts listed on Schedule 4.8.1 (except the Excluded Contracts, the “Assumed Contracts”) are all of the Contracts to which the Seller is a party and are related to the operation of the Business and are valid and in full force and effect. The Seller has performed, in all material respects, its obligations under each Assumed Contract and is not in material breach of any Assumed Contract. To the Seller’s Knowledge, no counterparty to any Assumed Contract has defaulted (or engaged in an event which, with the giving of notice or the lapse of time or both, would constitute a default), breached or repudiated any Assumed Contract. All of the Assumed Contracts will be enforceable by the applicable Buyer after the Closing to the same extent they would have been enforceable, in accordance with their respective terms, by the Seller if the Transaction had not been consummated. The Seller has delivered to Parent complete and correct copies of all of the Assumed Contracts. Except as set forth in Schedule 4.8.1(b), none of the Assumed Contracts contains any restrictions prohibiting or limiting the ability of the Seller (or any of the Buyers following the Closing) to (1) engage in any line of business, (2) compete with, obtain products or services from, or provide services or products to, any Person, (3) carry on or expand the nature or geographical scope of the Business anywhere in the world, or (4) disclose any confidential information in the possession of the Seller or Buyers (and not otherwise generally available to the public).

4.8.2    Except as set forth on Schedule 4.8.2, none of the Assets are subject to (a) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset; (b) any joint venture, partnership, limited liability company or other similar agreements or arrangements; (c) any Contract where a Governmental Body is also a party or, to the Seller’s Knowledge, an ultimate beneficiary; or (d) any direct or indirect guarantees by any Person pertaining to such Asset.

4.9    Inventory. The Inventory set forth on Schedule 4.9 consists of a quality and quantity usable for its intended purpose or salable in the Ordinary Course of Business, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of Seller. All Inventory not written off has been valued at the cost. Except for Inventory in transit or located temporarily at any worksite for purposes of the conduct of the Business, the Inventory is located at the Real Property.

4.10    Real Property.

4.10.1    Seller does not own, nor has ever owned, any real property.

4.10.2    Schedule 4.10.2 contains a true and complete list of all of the real property and interests therein leased, subleased or otherwise occupied or used by Seller (with all easements and other rights appurtenant to such property, the “Real Property”). For each item of Real Property, Schedule 4.10.2 also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which Seller holds a possessory interest in the Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of Seller with respect to each item of Real Property is free and clear of any Encumbrances. Seller is not a sublessor of, and has not assigned any lease covering, any item of Real Property. The Real Property constitutes all interests in real property currently used by Seller in connection with the Business. Leasing commissions or other brokerage fees due from or payable by Seller with respect to any Lease have been paid in full.

4.11    Permits and Consents.

4.11.1    Schedule 4.11 contains a true and complete list of all Permits issued to Seller which are related to the conduct of the Business as currently conducted in the jurisdictions in which it is currently conducted or the ownership and use of the Assets or the IP Assets in such jurisdictions, including the names of the Permits and their respective dates of issuance and expiration. All Permits required for the Seller to conduct the Business as currently conducted in the jurisdictions in which it is currently conducted or for the ownership and use of the Assets or IP Assets in such jurisdictions have been obtained by the Seller and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. To the Seller’s Knowledge, other than the contemplated Transaction, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.11.

4.11.2    Notwithstanding anything to the contrary in this Agreement, it is clarified that the Seller cannot guarantee that all Consents will be obtained, and that all Assumed Contracts, IP Licenses and Permits will be assigned and transferred to the Buyers, and subject to the provisions of Sections 6.1, 6.3, 8.3 and 8.11 of the Agreement, failure to obtain any Consent or Permit shall not be deemed as a breach of the representations and warranties or any other provision of this Agreement by the Seller. Nothing herein shall derogate from the provisions of Section  7.1.

4.12    Consents. Except as set forth in Schedule 4.12, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and by the other Transaction Documents to which it is a party.

4.13    Litigation. Except as set forth in Schedule 4.13, there have been no Actions commenced or, to Seller’s Knowledge, threatened, against or by Seller (a) relating to or affecting the Business, the Assets, the IP Assets or the Assumed Liabilities; (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or by any other Transaction Documents; or (c) that involved a claim by any Person that such Person is a holder or beneficial owner of or has the right to acquire or to obtain beneficial ownership or interest in any Assets or any IP Assets. To Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action.

4.14    Compliance with Law.

4.14.1    The Seller has used the Assets, the IP Assets and conducted the Business in compliance, in all material respects, with Applicable Law, and Seller has not received any notice or advice to the contrary, or has any reasonable basis to believe that such notice will be forthcoming.

4.14.2    The operations of the Business by the Seller are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements, and the applicable anti-money laundering statutes of jurisdictions where the Seller conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (the “Anti-Money Laundering Laws”); and no Action by or before any court or any other Governmental Body, or any arbitrator involving any Seller with respect to the Anti-Money Laundering Laws is pending or, to the Seller’s Knowledge, threatened.

4.14.3    None of the Seller nor, to the Seller’s Knowledge, any director, officer, agent, employee or affiliate or any other person acting on behalf of Seller and in relation to the Business has (a) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (b) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and the Seller has instituted and maintain and will continue to maintain, until the Closing, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein.

4.14.4    None of the Seller and, to the Seller’s Knowledge, any director, officer, agent, employee or affiliate of Seller is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”). The Seller has not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions in violation of Sanctions.

4.15    Product and Service Warranties. Each product manufactured, sold, licensed, leased or delivered and each service provided by the Seller has been in conformity, in all material respects, with all applicable contractual commitments and all express warranties. The Seller has not had any Liability (and to the Seller’s Knowledge there is no pending or threatened Action against Seller that could give rise to such Liability) for replacement or repair of any such product or service or other damages in connection therewith. No service is provided or product manufactured, sold, leased or delivered by Seller that is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions set forth in the applicable agreements or as required under Applicable Law. Seller has provided to Parent prior to the date hereof all Contracts which (i) contain warranties extended beyond 12 months or (ii) warranty claims made against Seller in excess of US$5,000. The Seller has no Liability (and to the Seller’s Knowledge there is no pending or threatened Action against Seller that could give rise to any Liability) arising out of any injury to any individual or property as a result of any service provided or the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller.

4.16    Environmental. The Seller has complied and is in compliance, in all material respects, with all Environmental Laws to the extent applicable to its Business as currently conducted.

4.17    No Brokers. Seller shall be responsible for any finder’s fee, brokerage fee or commission or similar payment in connection with the Transaction as result of any employment, arrangement or agreement between the Seller and any broker, finder or similar agent. Neither Seller nor any of its Affiliates have Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which Parent or either Buyer could be liable.

4.18    Tax Matters. There are no Encumbrances for Taxes upon any of the Assets and the IP Assets. To the Seller’s Knowledge, there is no basis for the assertion of any claim for any Liabilities for unpaid Taxes for which the applicable Buyer would become liable as a result of the Transactions, or that would result in any Encumbrance on any of the Assets or the IP Assets. The Seller has not executed any outstanding waiver of any applicable statute of limitations on or extension of the period for the assessment or collection of any Tax with respect to the Assets and the IP Assets. The Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Body, or has been subject to any ruling guidance specific to the Seller, that would be binding on any Buyer or Parent. Seller shall continue to be responsible for all Tax-related issues of the Business in connection with the period prior to the Closing.

4.19    Employees/Consultants.

4.19.1    Schedule 4.19.1 contains a true and complete list of all (written or oral) employment agreements, and any ancillary agreements, including but not limited to, confidentiality agreements and non-competition agreements, between the Seller and any officer, director, employee and/or consultant, as well as any workers of the consultants providing services to the Seller, and any agreements with consultants/service providers. The Seller has provided to Parent information regarding all benefits payable to each of its employees (including benefits required under Applicable Law, contractual benefits and benefits that have been granted under oral agreements), and applicable information regarding any consultants/service providers that Israeli Buyer may retain. True and correct copies of all such agreements, including, but not limited to confidentiality agreements and non-competition agreements (whether written or oral), between the Seller and any such person have been delivered to Parent.

4.19.2    The Seller’s relations with its employees are good and to the Seller’s Knowledge, no employee has violated any term of his or her employment contract or any other contract or agreement with the Seller. To the Seller’s Knowledge, the employment and/or engagement by the Seller of any of its employees does not constitute a breach of any of such employees’ obligations to third parties, including non-competition or confidentiality obligations.

4.19.3    The Seller has complied, in all material respects, with all applicable employment laws and Employment Agreements and Plans, including, without limitation, with respect to termination of employment, discrimination, terms and conditions of employment, wages, hours, overtime and overtime payment, working during rest days and occupational safety and health, privacy issues, discrimination, fringe benefits and employment practices, and have not engaged in any unfair labor practices. The Seller has paid in full to all of its respective former and current employees, wages, salaries, commissions, bonuses, benefits and other compensation or rights (including all payments pursuant to each Employee Plan) due and payable to such employees on or prior to the date of the Closing according to their employment agreements and/or under Applicable Law and the Seller has made all provisions to pension and provident funds and other mandatory payments in full relating to the employment of such employees under any Applicable Law and/or contract.

4.19.4    Other than the employees listed in Schedule 4.19.4, as of the date hereof, none of the employees to which the Israeli Buyer has notified the Seller that it intends to offer employment by the Israeli Buyer following the Closing and listed on Schedule 4.19.4(b) (the “Prospective Employees”) has notified to the Seller of termination of his/her employment with Seller (other than due to such employee future employment with the Asset Buyer).

4.19.5    The Seller is not and has never been bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union. There are not any labor or collective bargaining agreements or other contract or arrangement with a labor union, trade union or other organization or body involving any of the employees of the Seller, or that pertain to employees or is otherwise required (under any law, under any contract or otherwise) to provide benefits or working conditions under any of the foregoing. No labor union has requested or has sought to represent any of the employees of the Seller. The Seller has never paid and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Seller has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Seller’s employees.

4.19.6    To Seller’s Knowledge, no employee or consultant of the Seller is in violation of any term of any employment or consulting contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed or engaged by the Seller because of the nature of the business, or relating to the use of trade secrets or proprietary information of others.

4.19.7    Except as set forth in Schedule 4.19.7, the Seller does not currently engage any employee or service provider whose employment or engagement requires special governmental or other licenses or permits.

4.19.8    There are no pending, or to Seller’s Knowledge, threatened, Actions with respect to Seller under any laws relating to or arising out of any employment relationship with the Seller’s employees.

4.20    Customers and Suppliers.

4.20.1    Customers. Schedule 4.20.1 contains a true and complete list of all customers of the Business for the last three fiscal years and the revenues received by the Seller from each customer during each such year. No customer has notified Seller, orally or in writing, of any dissatisfaction with the Seller’s products or any likely decrease in the volume of purchases from the Seller, or a decrease in the price that any such customer is willing to pay for products or services of the Seller, or of the bankruptcy or liquidation of any such customer.

4.20.2    Suppliers. Seller has not had any problem in obtaining, in a timely manner and at market prices, any and all materials, products, supplies, equipment, and services used in the Business and Seller has no reason to believe that the Business may have problems with respect to the availability of such materials, products, supplies, equipment, and services. Since the Interim FS Date, there has been no adverse change in the relationship between the Seller and its suppliers nor has any adverse change been threatened, whether as a consequence of the Transaction or otherwise. No supplier has notified the Seller, orally or in writing, of a likely decrease in the volume of sales to the Seller, or an increase in the price that any such supplier shall charge for products or services sold to the Seller, or of the bankruptcy or liquidation of any such supplier.

4.21    Intellectual Property.

4.21.1    Schedule 4.21.1 contains true and complete list of all (a) Intellectual Property Registrations and (b) Software that has not registered but that is material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Seller has provided Parent with true and complete copies of documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

4.21.2    The Seller is the exclusive owner of all right, title and interest in and to the IP Assets, free and clear of Encumbrances.

4.21.3    Schedule 4.21.3 contains a true and complete list of all IP Licenses (other than commercially available off-the-shelf software). The Seller has provided Parent with true and complete copies of all such IP Licenses. To the Seller’s Knowledge, all such IP Licenses are valid, binding and enforceable between the Seller and the other parties thereto, and the Seller and, to the Seller’s Knowledge, such other parties are in full compliance, in all material respects, with the terms and conditions of such IP Licenses. Except as expressly identified in Schedule 4.21.3, the Seller is not obligated, contingently or otherwise, to pay royalties or any license, service, maintenance, upgrade or similar fees to any Person, in connection with the Intellectual Property licensed under any IP License.

4.21.4    To the Seller’s Knowledge, the IP Assets as currently owned, licensed or used by the Seller, and the conduct of the Business as currently and formerly conducted by the Seller have not and do not infringe, violate or misappropriate the Intellectual Property, privacy rights, or proprietary rights of any Person. The Seller has not received any communication or notice, and no Action has been instituted, settled or, to the Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the IP Assets are subject to any outstanding Order. To the Seller’s Knowledge, the Seller has no Liability and there is no basis for any action, suit, proceeding, claim or investigation against it that could give rise to any Liability arising out of any infringement of the Intellectual Property of any other Person.

4.21.5    Schedule 4.21.5(a) contains a true and complete list of all licenses, sublicenses and other agreements pursuant to which the Seller has granted rights or authority to any Person with respect to any IP Assets. The Seller has provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Seller and, the other parties thereto, and the Seller and, to the Seller’s Knowledge, such other parties, are in full compliance with the terms and conditions of such agreements. Except as set forth in Schedule 4.21.5(b), to the Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any IP Assets.

4.21.6    The IP Assets and the Intellectual Property licensed from third parties under the IP Licenses constitute all of the Intellectual Property used by Seller for the conduct of the Business as it is presently conducted by the Seller.

4.21.7    The Seller has taken commercially reasonable precautions to preserve and document and protect the secrecy, confidentiality and value of its confidential business information.

4.21.8    No Person other than the Seller possesses any current or contingent rights to any source code that is a part of the IP Assets (including any Software), nor has the Seller granted any current or contingent rights to any source code that is a part of the IP Assets (including any Software) (including any escrow arrangements).

4.21.9    All Intellectual Property which has been created by employees, officers, consultants and service providers of the Seller within the scope of their employment or engagement by the Seller was assigned to the Seller and, all such employees, officers, consultants and services providers have executed agreements to expressly assign all rights, title and interest in such Intellectual Property to the Seller, including waivers of the rights to claim royalties in Service Inventions as defined in Section 132 of the Israel Patents Law, 1967. To the Seller’s Knowledge, it will not be necessary for the Seller to use any inventions belonging to any of the Seller’s employees, officers, consultants or service providers, made prior to their employment or engagement by the Seller, which the Seller does not currently own or have rights to use. Without limiting the generality of the foregoing, the Seller has entered into binding, written agreements with every current and former employee of the Seller, and every current and former independent contractor or consultant, whereby such employees and independent contractors and consultants (a) designate their work product as “work for hire” and assign to Seller any ownership interest and right they may have in the IP Assets and (b) acknowledge Seller’s exclusive ownership of all IP Assets and waiving all rights (including right to receive royalties or other payments) in connection with IP Assets. The Seller has provided Parent with true and complete copies of all such agreements. The Seller is in compliance, in all material respects, with all legal requirements applicable to the IP Assets and such Seller’s ownership and use thereof.

4.21.10    Except as set forth in Schedule 4.21.10, no Intellectual Property of the Seller is subject to any Order, Action, settlement, restriction, constraint, control, supervision, limitation or similar third party right that restricts, or that could reasonably be expected to restrict in any manner, the use, transfer or licensing of any of the IP Assets or that may affect the validity, use or enforceability of such Intellectual Property, as a result of any of the following : (a) the receipt or use by the Seller or any of its respective current or former directors, officers and employees of any funding, facilities, personnel or support from any Governmental Body, any foundation, or any public or private university, college, or other educational institution or research center in the development of any Intellectual Property of the Seller, or (b) the involvement in, contribution to, or creation or development of, any of the Seller’s Intellectual Property by any current or former employee, director, officer, who performed services for or held any position with any Governmental Body, foundation, the Israel Defense Forces, or any public or private university, college, or any educational institution or research center.

4.21.11    Except as set forth on Schedule 4.21.11, no government funding, facilities of a university, college, or other educational, academic or military institution or research center or funding from third parties including any Governmental Body (including, among others, the IIA or the OCS) was used by the Seller in the development of any the IP Assets.

4.21.12    Subject to obtaining the Innovation Authority Consent prior to Closing, transfer by Seller of the IP Assets to IP Buyer shall not violate, to the Seller’s Knowledge, any Applicable Law applicable to the Seller, including, among others, the Research Law, and such transfer by Seller of the IP Assets to IP Buyer shall be free and clear of any Encumbrances and Indebtedness, including, without limitation, pursuant to the Research Law.

4.21.13    With the exception of the Software components listed in Schedule 4.21.13(a), the Seller has not used, incorporated or embedded Open Source into any Software related to the Seller, which Open Source requires, as a condition of such use, creation or distribution of such Software containing such Open Source: (a) the public disclosure of source code derived from, or incorporating, such Open Source software; (b) software derived from, or incorporating such Open Source software to also be made Open Source; or (c) the licensing of such Software royalty-free or at no charge for the purpose of permitting the creation of derivative works based upon such Software, or requires that the Software be redistributable at no charge. Except as set forth on Schedule 4.21.13(b), none of the components of the Software of the Seller constitutes a derivative work of any such Open Source, and none of the components of such Software incorporate, link to (whether dynamically or statically), interface with or otherwise interact with any such Open Source in any manner that would require Seller or any Buyer or Parent to distribute or make available to others the Software in source code form.

4.21.14    The Software developed by or for Seller does not contain any Disabling Device including any limitations that are triggered by: (a) software being used or copied a certain number of times, or after the lapse of a certain period of time; (b) software being installed on or moved to a central processing unit or system that has a serial number, model number or other identification different from the central processing unit or system on which the software was originally installed; or (c) the occurrence or lapse of any similar triggering factor or event which appears to be incapable of remediation in the Ordinary Course of Business of Seller as currently conducted.

4.21.15    Schedule 4.21.15 contains a true and complete list and summary description of all rights in social media corporate identifiers presently used or owned by Seller for use in connection with the Business, including Facebook pages and Twitter accounts. Seller owns or has the right to use all social media corporate identifiers or other account information necessary to access, transfer, use and update all of the foregoing, presently used or owned by Seller (collectively “Net Names”). All Net Names have been registered in the name of Seller and are, and have been, to Seller’s Knowledge, in compliance with all Applicable Laws. To Seller’s Knowledge, (a) no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding; (b) no such action is threatened with respect to any Net Name; (c) no Net Name has been challenged, interfered with or threatened in any way; (d) no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

4.22    Restrictive Covenants. Except as set forth on Schedule 4.22, no Seller, officer (other than directors), manager or employee of Seller is a party to or otherwise subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement with any Person, relating to, affecting or in conflict with the present or proposed business activities of the Seller or party to or bound by any covenant restricting the development, marketing, sale, distribution of, or other right with respect to, any products or services relating to the Business.

4.23    Transaction with Related Persons. Neither any shareholder, officer, member, director or employee of the Seller, nor any Related Person of any of the foregoing has (a) owned any interest in the Assets or the IP Assets, (b) been involved in any business or transaction with Seller or (c) engaged in competition with Seller. Except as set forth in Schedule 4.23, to the Seller’s Knowledge, neither any shareholder, officer, member, director or employee of the Seller nor any Related Person of any of the foregoing is a party to any Contract with, or has any claim or right against, the Seller (including, among others, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

4.24    Insurance. The Seller has delivered to Parent true and complete copies of each Insurance Policy and each pending application of the Seller. All premiums relating to the Insurance Policies have been timely paid. The Seller has not been refused insurance with respect to any assets or operations, nor has any coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since the date of its formation. The Seller has delivered or made available to Parent copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy related to the Business.

4.25    Data Privacy. In conducting the Business, the Seller has not breached any of its data privacy obligations and Seller is in compliance, in all material respects, with all Applicable Laws governing data privacy and properly collect, transfer, process, or otherwise handle personal data of data subjects, and to provide proper notification thereto, with respect to the Business in the jurisdictions in which the Seller currently operates.

4.26    Securities Law Compliance.

4.26.1    Seller acknowledges that the offer and sale of the Securities Consideration is intended to be exempt from registration under the Securities Act and any applicable state securities Law.

4.26.2    Seller acknowledges: (a) Seller has been furnished via the SEC’s EDGAR system with access to Parent’s annual, quarterly and current reports, including its Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018, and all quarterly and current reports or documents required to be filed thereafter with the SEC pursuant to the Exchange Act (the filings since (and including) the 2017 Form 10-K, the “SEC Filings”); (b) Seller has been provided with all other reasonably requested material information regarding Parent; and (c) Seller has been afforded an opportunity to ask questions of, and receive answers from, management of Parent in connection with the Securities Consideration. Seller has not been furnished with any oral or written representation in connection with the purchase of the Securities Consideration by or on behalf of Parent that Seller has relied on that is not contained in this Agreement. The foregoing, however, does not in any way limit or otherwise affect the representations and warranties of the Parent and the Buyers contained in this Agreement and in the schedules attached hereto, or the right of the Seller to fully rely thereon.

4.26.3    Seller (a) is not a “U.S. Person” within the meaning of Rule 902 of Regulation S promulgated under the Securities Act; (b) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the purchase of the Securities Consideration; (c) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Securities Consideration and to make an informed investment decision with respect thereto; and (d) has consulted with its own advisors with respect to the purchase of the Securities Consideration.

4.26.4    The Securities Consideration is being acquired for Seller’s own account for investment and not for the benefit or account of any other Person and not with a view to, or in connection with, any resale or distribution thereof; provided, however, the Parent acknowledges that Seller intends to distribute the Securities Consideration to the shareholders of the Seller and the lenders under the convertible loan agreements of the Seller when authorized under the Transaction Documents, provided, that such distribution shall not constitute a breach of Israeli securities law, including Section 15 of the Securities Law 1968.

In particular, other than as described above, Seller has no intention to distribute directly or indirectly, any of the Securities Consideration in the United States or to U.S. Persons, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state securities laws.

4.26.5    Seller understands and agrees that the Securities Consideration has not been registered under the Securities Act or under the securities law of any states, and, therefore, the shares of such Securities Consideration are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and, to the extent applicable, under the applicable state securities laws or an exemption from such registration is otherwise available, and until the restrictions set forth in the Lock-Up Agreements are fulfilled.

4.26.6    Seller will not acquire the Securities Consideration as a result of, and will not engage, in any way, in any “directed selling efforts” (as defined in Regulation S) in the United States with respect to the Securities Consideration which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of any of the Securities Consideration; provided, however, that Seller may sell or otherwise dispose of the Securities Consideration pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

4.26.7    Seller acknowledges and agrees that the statutory and regulatory basis for the exemption claimed for the offer of the Securities Consideration, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and provincial securities laws.

4.26.8    In addition to resale restrictions imposed under US securities laws, there may be additional restrictions on such Seller’s ability to resell any of the Securities Consideration under the laws governing the resale of securities in the country in which such Seller is organized and in which the Securities Consideration are sold. Seller agrees to strictly abide with such laws.

4.26.9    Subject to the Lock-Up Agreements, Seller understands and agrees that offers and sales of any of the Securities Consideration prior to the expiration of a period of six (6) months after the date of original issuance of such securities (the six month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws.

4.27    Subsidiaries. The subsidiaries listed on Schedule 4.27 are the only entities in which the Seller has any ownership interest or control. None of such subsidiaries own or have any rights to any of the Assets or IP Assets.

4.28    Full Disclosure. Neither this Agreement nor any schedule or exhibit hereto, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Any documents provided by the Seller to Parent on or prior to the date hereof or in reports made to Parent by the Seller or its representatives shall not prevent any of the Buyers from asserting an indemnification claim as a result of a breach of a representation or warranty by the Seller hereunder.

ARTICLE V– REPRESENTATIONS AND WARRANTIES OF BUYERS AND PARENT

Each of the Israeli Buyer, IP Buyer and Parent, jointly and severally, represents and warrants to the Seller as follows:

5.1    Organization and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and by the other Transaction Documents to which it is a party. The execution and delivery by such Party of each Transaction Document to which it is a party has been duly approved by all requisite corporate action of such Party. This Agreement constitutes the valid and legally binding obligation of such Party enforceable against it in accordance with the terms of this Agreement. When each other Transaction Document to which such Party is or will be a party has been duly executed and delivered by such Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Party, enforceable against it in accordance with its terms.

5.2    No Conflict or Violation. The execution, delivery and performance by such Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions contemplated hereby and by the other Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Party; (b) conflict with or result in a violation or breach of any provision of any Applicable Law; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which it is a party or by which it is bound.

5.3    Consents and Approvals. Except as set forth in Schedule 5.3, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to such Buyer or Parent (as applicable) in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Transactions contemplated hereby and by the other Transaction Documents.

5.4    TransEnterix Stock. The Securities Consideration has been duly and validly authorized and, when issued and delivered to the Seller at the Closing in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and non-assessable free and clear of any Encumbrances and will conform to the descriptions thereof contained in Parent’s Registration Statement on Form 8-A filed with the SEC on April 7, 2014 (the “Form

8-A”); and the issuance of such shares of TransEnterix Stock is not subject to any preemptive or similar rights. If any of the Additional Consideration is paid via the issuance of shares of TransEnterix Stock, such additional shares of TransEnterix Stock shall be duly and validly authorized and, when issued and delivered to the Seller when the Additional Consideration is paid in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and non-assessable free and clear of any Encumbrances and will conform to the descriptions thereof contained in the Form 8-A; and the issuance of such shares of TransEnterix Stock will not be subject to any preemptive or similar rights. Parent had, as of the date thereof, an authorized capitalization as set forth in its Form 10-Q (the “Form 10-Q”) for the quarter ended June 30, 2018. As of September 20, 2018, there are 209,545,052 shares of common stock and no shares of preferred stock outstanding. All of the issued and outstanding shares of capital stock of Parent have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the descriptions thereof contained in the Form 10-Q or the Form 8-A, and none of the issued and outstanding shares of capital stock of Parent are subject to any preemptive or similar rights.

5.5    SEC Filings; Compliance with Exchange Act.

5.5.1    Parent has timely filed all SEC Filings, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act. Except to the extent that information contained in any such SEC Filing has been revised, amended, supplemented or superseded by a subsequent SEC Filing, none of the SEC Filings including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5.2    Since the date of the latest unaudited financial statements included in the Form 10-Q, (a) neither Parent nor any subsidiary (including Buyers) has been advised of (1) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of Parent and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Parent and each of its subsidiaries, and (b) since that date, there has been no change in Parent’s or any subsidiary’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s or any such subsidiary’s internal control over financial reporting.

5.5.3    Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 (e) of the Exchange Act) that comply with the requirements of the Exchange Act, and such disclosure controls and procedures are effective.

5.6    No Brokers’ Fees. Parent and Buyers have no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which Seller could be liable.

5.7    Financial Statements.

5.7.1    The financial statements of Parent and its consolidated subsidiaries included in the SEC Filings present fairly the consolidated financial position, results of operations and changes in financial position of Parent and its subsidiaries on the basis stated in the SEC Filings at the respective dates or for the respective periods to which they apply.

5.7.2    Parent and each of its subsidiaries have made and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its subsidiaries. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.7.3    Since the date of the latest audited financial statements included in the SEC Filings, (a) neither Parent nor any subsidiary has been advised of (i) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of Parent and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Parent and each of its subsidiaries, and (b) since that date, there has been no change in Parent’s or any subsidiary’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent or any such subsidiary’s internal control over financial reporting.

5.7.4    The Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 (e) of the Exchange Act) that comply with the requirements of the Exchange Act, and such disclosure controls and procedures are effective.

5.8    No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in the SEC Filings, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the SEC Filings. Since June 30, 2018, (a) there has not been any change in the capital stock or long-term debt of Parent or any of its subsidiaries, (b) there has not been a Material Adverse Effect, nor any development which could reasonably be expected to result in a Material Adverse Effect, (c) there have been no transactions entered into by, and no obligations or liabilities, contingent or otherwise, incurred by Parent or any of its subsidiaries, whether or not in the ordinary course of business, which are material to Parent and its subsidiaries, considered as one enterprise and (d) there has been no dividend or distribution of any kind declared, paid or made by Parent on any class of its capital stock, in each case, otherwise than as set forth or contemplated in the SEC Filings.

5.9    Legal Compliance. Except as set forth in the SEC Filings, each of Parent and its subsidiaries is and since January 1, 2014 has been in compliance in all material respects with all Applicable Laws and Permits. No Actions is pending, nor has been filed or commenced, against Parent or any of its subsidiaries alleging any failure to comply with any Applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation of any Law or Permit. Neither Parent nor any of its subsidiaries has received any notice or other communication from any Person regarding any actual, alleged or potential violation of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Parent or any of its subsidiaries.

5.10    Litigation. Except as set forth in the SEC Filings, there is no Actions pending or, to Parent’s Knowledge, threatened, relating to or affecting (a) Parent or any of its subsidiaries in the operation of their respective businesses or any asset owned or used by any of them or (b) the Transaction. To Parent’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Actions.

5.11    Absence of Changes. Parent represents and warrants that, since June 30, 2018, neither Parent nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth in Schedule 5.11. Since June 30, 2018, (a) there has not been any change in the capital stock or long-term debt of Parent or any of its subsidiaries, and (b) there have been no transactions entered into by, and no obligations or Liabilities, contingent or otherwise, incurred by Parent, which are material to Parent.

5.12    Permits. Parent and each of its subsidiaries possess all permits, licenses, approvals, consents and other authorizations (collectively, “Parent Permits”) issued by the appropriate Governmental Body necessary to conduct the business now operated by it. Parent and each of its subsidiaries is in compliance with the terms and conditions of all such Parent Permits and all of Parent Permits are valid and in full force and effect, except, in each case, where the failure to hold such Permits or to comply with such Parent Permits or where the invalidity of such Parent Permits or the failure of such Parent Permits to be in full force and effect, individually or in the aggregate, are not material to Parent and its subsidiaries, taken as a whole. Parent has not received any written notice of proceedings relating to the revocation or material modification of any such Parent Permits. No suspension, revocation or cancellation of any Parent Permit is pending or, to Parent’s Knowledge, threatened, except for such noncompliance, suspensions or cancellations with respect to such Parent Permits that, individually or in the aggregate, are not material to Parent and its subsidiaries, taken as a whole.

5.13    Anti-Money Laundering. To Buyers’ Knowledge none of the Cash Purchase Price the Buyers shall have been derived from, or related to, any activity that is deemed criminal under Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Buyer and/or any of their Affiliates with respect to the Anti-Money Laundering Laws is pending or, to the best Knowledge of the Buyers, threatened.

5.14    Full Disclosure. The representations and warranties of Parent and the Buyers made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other documents or information not misleading in the light of the circumstances in which they were made or delivered. Any documents provided by Parent or any Buyer on or prior to the date hereof or in reports made to the Seller by Parent, any Buyer or its representatives shall not prevent Seller from asserting an indemnification claim as a result of a breach of a representation or warranty by Parent or such Buyer hereunder.

ARTICLE VI – PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

6.1    Best Efforts. Each Party will use its reasonable commercial efforts to take all actions necessary, proper or advisable in order to perform the Transaction (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII) ), except, for the sake of clarification, the Seller shall not be responsible for the performance of the Indemnification Undertaking.

6.2    Filings. As promptly as practicable after the date hereof, each Party will make all filings required by Applicable Law to be made by such Party in order to perform the Transaction contemplated to be performed on or before the Closing Date. Each Party will cooperate with the other Parties and their respective representatives with respect to all filings that such other Parties make in connection with the Transaction.

6.3    Consents and Approvals; Terminations

6.3.1    As promptly as practicable after the date hereof, Seller will use its reasonable commercial efforts to solicit the Consents set forth in Schedule 6.3.1 (including the Innovation Authority Consent), but not prior to Parent’s approval of the form and substance of each Consent, such approval not to be unreasonably withheld or delayed. The Parties will use their reasonable commercial efforts, and will cooperate in all reasonable respects, to obtain prior to the Closing all other Consents set forth in this Agreement (including the consents to assign the Assumed Contracts and the Assigned Permits to the applicable Buyer) with respect to which, except as provided in Section 6.3.2, the Seller shall bear any expenses in relation to obtaining the Consent from the relevant counter-parties; provided, however, the Parties may mutually agree to terminate any agreement listed on Schedule 4.8.1, in which event such agreement shall not be deemed an Assumed Contract for the purposes of this Agreement. The foregoing shall not derogate in any manner from the provisions of Section 8.3 below.

6.3.2    As promptly as possible after the date hereof, the Seller shall deliver notices of termination, reasonably acceptable to Parent, to the contract parties to the Contracts set forth in Schedule 6.3.2. The Parties shall use their reasonable commercial efforts to obtain acceptance of such termination, and/or receipt of a waiver of any claims related to any such termination. The Parent shall pay up to US$350,000 of any termination fees or repudiation amounts incurred by the Seller with respect to the termination of the Contracts set forth in Schedule 6.3.2. Parent acknowledges that such obligation will survive the Closing of the Transaction as long as the full $350,000 has not been paid prior to the Closing, and shall thereafter survive until the earlier of when the full $350,000 has been paid and December 31, 2019. The foregoing shall not derogate in any manner from the provisions of Section 8.3 below.

6.4    Operation of the Business. Subject to the terms and conditions of this Agreement, Seller will: (a) use reasonable commercial efforts to conduct its business only in the Ordinary Course of Business; (b) use reasonable commercial efforts to (i) maintain the businesses, properties, physical facilities and operations of Seller as well as the Assets and the IP Assets, (ii) preserve intact the current business organization of Seller, (iii) keep available the services of the current officers, employees and agents of Seller, and (iv) maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with Seller; (c) confer with Parent and Buyers concerning matters of a material nature to Seller. Seller will not engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 4.5 shall occur, without the prior consent of the Parent, such consent no to be unreasonably withheld or delayed. It is clarified that the foregoing obligations shall not require the Seller to raise any additional funds or undertake any Liabilities beyond its current cash amount (including only the consideration under this Agreement).

6.5    Notice of Developments. Seller will immediately upon becoming aware notify Parent and each Buyer in writing of (a) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of Seller in this Agreement and (b) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of Seller in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition. If any fact or condition is required to be disclosed pursuant to subsection (b) above, then, at the Closing, Seller, shall deliver to Parent and Buyers an update to the Disclosure Schedule specifying such change (the “Updated Disclosure Schedule”). Such update shall be deemed to supplement or amend, as applicable, the Disclosure Schedule for the purpose of determining the accuracy of any of the representations or warranties made by Seller in this Agreement (including in connection with indemnification rights under this Agreement), but shall not be deemed to supplement or amend, as applicable, the Disclosure Schedule for purposes determining whether any of the conditions set forth in ARTICLE VII have been satisfied without the Parent’s consent.

6.6    Employment Offers and Terminations.

6.6.1    After the signing of this Agreement and prior to the Closing Date, the Israeli Buyer shall make offers of employment, subject to Closing, to the Prospective Employees (those Prospective Employees who accept such offer and become employees of the Israeli Buyer or any of its Affiliates immediately following the Closing are hereinafter referred to as “Buyer Employees”). The terms and conditions of such offers shall be determined by the Israeli Buyer in its sole discretion, provided, however, that (i) such terms will include non-equity benefits and compensation that are not less favorable in the aggregate to those non-equity benefits and compensation in effect provided by the Seller to Buyer Employees prior to the Closing; and (ii) the seniority of such Buyer Employees for the purpose of calculating their yearly quota for vacation and convalescence benefits and advance notice period pursuant to Applicable Law, shall take into account the period of their employment by the Seller; provided, however, nothing in this covenant shall obligate any Buyer or Parent to be responsible for Seller’s severance obligations.

6.6.2    The Israeli Buyer undertakes to adopt, and at all times after the Closing, to maintain a Section 14 arrangement in accordance with the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay pursuant to Section 14 of the Israeli Severance Pay Law of 1963 and Applicable Law. With respect to the Buyer Employees, the Israeli Buyer shall contribute the obligatory amount required by Applicable Law with respect to 100% of the salary of each Buyer Employee which shall be deemed to be made in lieu of the severance payments to a Buyer Employee in event of termination of employment of said Buyer Employee and shall constitute a full payment thereof.

6.6.3    To the fullest extent permitted by Applicable Law, the Seller shall cooperate (including, at the request of the Israeli Buyer, by (a) providing all information reasonably requested by the Israeli Buyer in respect of such Prospective Employees, (b) working with the Israeli Buyer to coordinate meetings with the Prospective Employees to explain to such Prospective Employees that their employment/engagement by the Seller shall be terminated at the Closing, and (c) encouraging Prospective Employees to agree to work for the Israeli Buyer) in connection with the Israeli Buyer’s offering employment to the Prospective Employees to be employed by the Israeli Buyer. To the fullest extent permitted by Applicable Law, if requested by the Israeli Buyer, the Seller shall, also cooperate with the Israeli Buyer in connection with the Israeli Buyer’s interviewing, hiring, or enrolling of, or otherwise communicating with, any Prospective Employees regarding prospective employment with the Israeli Buyer, and the terms and conditions thereof.

6.6.4    Following the signing of this Agreement but prior to the Closing, the Seller shall terminate the employment of all Prospective Employees who are actively at work on the Closing Date, effective as of the Closing, and shall be responsible to properly settle all accounts with them and use commercial reasonable efforts to have them sign waiver and release letters in form satisfactory to the Israeli Buyer. The Seller shall be fully responsible for all payments payable (by operation of law, contract or otherwise) to any of the Prospective Employees (including the Buyer Employees) as well as any other employees of the Seller related to or payable upon the termination of employment or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, the individuals listed in Schedule 6.6.4 attached hereto shall be entitled to continue to provide certain services to the Seller following the Closing pursuant to the Services Agreement.

6.7    Exclusivity. To the fullest extent permitted by Applicable Law, Seller will not, and will not authorize or permit its shareholders and their respective Affiliates and representatives to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Parent and its Affiliates) relating to any transaction involving (i) any merger, consolidation, tender offer, recapitalization, reorganization, share exchange business combination, redemption, financing or similar transaction involving the Seller or the Business, (ii) the acquisition of Seller (including among others the direct or indirect sale of 20% or more of its share capital), (iii) the sale of the Business or the Assets (other than the sale of Inventory in the Ordinary Course of Business) or any IP Assets, or (iv) the dissolution or liquidation of the Seller (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, Seller will immediately notify Parent of such Acquisition Proposal and all related details and documentations related thereto. Subject to Applicable Law, Seller hereby agrees that Seller will not take any action or vote in favor of any transaction associated with an Acquisition Proposal.

6.8    Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective representatives to, maintain in confidence all information received from another Party or a representative of another Party in connection with this Agreement or the Transaction, unless (a) such information is already known to the receiving Party or its representatives, (b) such information is subsequently disclosed to the receiving Party or its representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transaction (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary in connection with any Action, Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). Seller and Parent will consult with each other concerning the means by which any employee, customer or supplier of Seller or any other Person having any business relationship with Seller will be informed of the Transaction, and Parent, Buyers and Seller will have the right to be present for any such communication.

ARTICLE VII - CLOSING CONDITIONS

7.1    Conditions to Parent’s and Buyers’ Obligations. Each of Parent’s and Buyers’ obligations to perform the Transaction contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by Parent and Buyers, of each of the following conditions:

7.1.1    Innovation Authority Consent. The IIA has approved the transactions contemplated in this Agreement with respect to the transfer of the IP Assets to the IP Buyer, free and clear of any Encumbrances and Indebtedness pursuant to the Research Law (including, among others, free and clear of any right of IIA or OCS with respect to the IP Assets), to the IP Buyer’s reasonable satisfaction (the “Innovation Authority Consent”).

7.1.2    Representations and Warranties. The representations and warranties made by the Seller in ARTICLE IV of this Agreement that are not qualified by materiality shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing as if made on the Closing, subject to and as qualified by the Disclosure Schedule and the Updated Disclosure Schedule, if applicable (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date) and the representations and warranties made by the Seller in ARTICLE IV of this Agreement that are qualified by materiality shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the Closing, subject to and as qualified by the Disclosure Schedule and the Updated Disclosure Schedule, if applicable (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

7.1.3    Covenants. All covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Seller, on or before the Closing, shall have been performed or complied with by the Seller.

7.1.4    Consents. Subject to the provisions of Section 8.3, all other Governmental Body and third party consents, waivers and approvals, if any, disclosed on Schedule 7.1.4 as well as the consents necessary to assign the Assumed Contract to the applicable Buyer or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement (including, among others, to lawfully transfer the Assets and the IP Assets, free and clear of any Encumbrances and Indebtedness (other than the Assumed Liabilities and the IP Assumed Liabilities)) shall have been obtained and remain effective as of the Closing.

7.1.5    Employment Agreements. The Israeli Buyer shall have executed employment agreements substantially in the form of Schedule 7.1.5 attached hereto, with six of nine Prospective Employees.

7.1.6    Buyer Employees. Each of the Buyer Employees shall have delivered to the Israeli Buyer and the Seller written confirmation of receipt from the Seller of all sums due to the Buyer Employees from the Seller in respect of their employment with the Seller prior to the Closing and the termination thereof and waiving all claims against the Seller, Parent and the Buyers in respect of such period of employment and termination thereof, in form satisfactory to the Israeli Buyer.

7.1.7    Termination of Agreements. In accordance with the provisions of Section 6.3, the Seller shall have terminated all the agreements set forth in Schedule 7.1.7(a) and provided evidence of such termination to Parent and Buyers to their satisfaction which includes the Consent of the counterparty and a mutual waiver vis-à -vis the Seller and such counterparty, and the Seller shall have terminated all the agreements set forth in Schedule 7.1.7(b) and provided evidence of such termination to Parent and Buyers to their satisfaction.

7.1.8    No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Seller or the Business.

7.1.9    Documents Delivery. All of the documents to be delivered by the Seller to Parent or any of the Buyers pursuant to Section 3.2.3 have been delivered and are in full force and effect.

7.1.10    No Litigation. No Action shall have been instituted or threatened before a court or other Governmental Body that (a) challenges or seeks damages or other relief in connection with the Transaction or (b) may have the effect of preventing, materially delaying or making the Transaction illegal.

7.1.11    Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Body which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

7.1.12    Indemnification Undertakings. Buyer shall have received an Indemnification Undertaking from each of the Additional Seller Indemnitors identified in Schedule 9.5.1.

7.2    Conditions to Seller’s Obligations. Seller’s obligations to perform the Transaction contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by Seller, of the following conditions:

7.2.1    Innovation Authority Consent. The Innovation Authority Consent has been obtained.

7.2.2    Representations and Warranties. The representations and warranties made by Parent and Buyers in ARTICLE V of this Agreement that are not qualified by materiality shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing as if made on the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date), and the representations and warranties made by Parent and Buyers in ARTICLE V of this Agreement that are qualified by materiality shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

7.2.3    Covenants. All covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Parent and the Buyers, on or before the Closing, shall have been performed or complied with by Parent and the Buyers.

7.2.4    Consents. Subject to Section 8.3, all other Governmental Body and third party consents, waivers and approvals, if any, disclosed on Schedule 7.1.4, the consent of the Parent’s Lender, as well as the consents necessary to assign the Assumed Contract to the applicable Buyer and any other third party consents, waivers and approvals otherwise necessary to permit the consummation of the transactions contemplated by this Agreement (including, among others, to lawfully transfer the Assets and the IP Assets free and clear of any Encumbrances (other than the Assumed Liabilities and the IP Assumed Liabilities)) shall have been obtained and remain effective as of the Closing.

7.2.5    Termination of Agreements. In accordance with the provisions of Section 6.3, the Seller shall have terminated all the agreements set forth in Schedule 7.1.7(a) and received evidence of such termination which includes the Consent of the counterparty and a mutual waiver vis-à -vis the Seller and such counterparty, and the Seller shall have terminated all the agreements set forth in Schedule 7.1.7(b).

7.2.6    Documents Delivery. All of the documents to be delivered by Parent or the Buyers to the Seller pursuant to Section 3.2.4 have been delivered and are in full force and effect.

7.2.7    No Litigation. No Action shall have been instituted or threatened before a court or other Governmental Body that (a) challenges or seeks damages or other relief in connection with the Transaction or (b) may have the effect of preventing, materially delaying or making the Transaction illegal.

7.2.8    Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Body which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

ARTICLE VIII – POST-CLOSING COVENANTS OF THE PARTIES

8.1    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates (if required) to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents (including, the sale and transfer of the Assets to Israeli Buyer and the sale and transfer of the IP Assets to IP Buyer) other than with respect to the Indemnification Undertaking. If after the Closing, any asset or right (including, among others, Intellectual Property Right) is discovered that was used in the Business and in any of Parent’s or any of the Buyer’s reasonable discretion, would have been an Asset or an IP Asset if discovered prior to or on the Closing, and which asset or right was not transferred to the Buyers as part of the Assets or the IP Assets, then the Parties shall use reasonable commercial efforts to transfer such asset or right to the Israeli Buyer or the IP Buyer, as determined by Parent or the Buyers, promptly upon such discovery for no additional consideration, subject to and in accordance with the provisions of this Agreement (and for the purpose of such transfer, such asset or right will be deemed to form part of the Assets or the IP Assets, as the case may be).

8.2    Taxes.

8.2.1    The Seller shall, on a timely basis, file all tax returns for and pay any and all Taxes which shall become due on account of the operation of the Seller and the Business or the ownership of the Assets and the IP Assets (including the Excluded Assets) for all periods prior to the Closing Date. After the Closing, the Seller shall, and shall cause its Affiliates to, cooperate fully with the Buyers in the preparation of all Tax returns relating to the Business or the Assets for the year ended December 31, 2018 and shall provide, or cause to be provided, at the Buyers’ cost and expense, to the Buyers any records and other information requested by the Buyers in connection therewith as well as access to, and the cooperation of, the Seller’s auditors and their respective Affiliates. After the Closing, the Seller shall, and shall cause its Affiliates to, cooperate fully with the Buyers in connection with any Tax investigation, or other Action relating to the Business.

8.2.2    Regardless of the party liable for such Taxes and transfer taxes under Applicable Law but subject to the provisions of this Agreement, the Seller will be responsible for (and shall indemnify and hold harmless Parent and the Buyers against), and undertake to timely pay to the relevant taxing authority all Taxes and transfer taxes relating to the Assets and the IP Assets, until and including the Closing Date, and the transactions consummated under this Agreement, and Parent and the Buyers shall have no responsibility with respect to those Taxes or transfer taxes.

8.3    Consents to Assignment. Anything in the Transaction Documents to the contrary notwithstanding, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Israeli Buyer or IP Buyer of any Assumed Contract, IP License and/or Assumed Permit is prohibited by any Applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers (“Consent”) and such Consent shall have not be obtained prior to the Closing despite the reasonable commercial efforts of the Parties, this Agreement shall not constitute the sale, conveyance, transfer, assignment or delivery thereof (each such Assumed Contract, IP License or Assumed Permit a “Nonassignable Contract”) and the following provisions shall apply:

8.3.1    The receipt of any such Consent (other than the Innovation Authority Consent and the Consents listed in Schedule 8.3) and the transfer, assignment and delivery of such Nonassignable Contract shall not be conditions to the Closing, and subject to satisfaction or waiver of all other conditions to the Closing in accordance with the provisions of this Agreement, the Closing shall occur. It is clarified that the failure to obtain such Consent or to transfer such Nonassignable Contract shall not be deemed as a breach of the representations and warranties of Seller or of the covenants in Sections 6.1 or 6.3 or this Section 8.3.

8.3.2    Without derogating from the provisions of Section 6.3 above, following the Closing, the Parties shall discuss and mutually agree in good faith, with respect to each Nonassignable Contract, whether to continue their efforts in order to obtain such Consent for the assignment of such Nonassignable Contract or terminate such Nonassignable Contract; provided that: (i) if the assignment of such Nonassignable Contract is prohibited by Applicable Law or the Consent for assignment of such Nonassignable Contract is not obtained within three (3) months following the Closing, such Nonassignable Contract shall be terminated; (ii) the Parent and the Buyers shall solely bear and pay all costs and expenses in connection with the termination of any Nonassignable Contract; and (iii) during the period commencing on the Closing Date and ending on the earlier of: (a) assignment of such Nonassignable Contract; (b) termination of such Nonassignable Contract; or (c) three (3) months following the Closing, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Parent and/or the Buyers all the benefits in connection with such Nonassignable Contracts.

8.4.    Business Relationships. The Seller will assist the Buyers in the transition of the operation of the Business from the Seller to the Buyers, and such assistance shall include, without limitation, introducing the Buyers to all clients, suppliers and other material business relationships of the Business. Without derogating from the generality of the foregoing, in connection with the above: (a) subject to the terms and the conditions of this Agreement (including Section 8.3 above), the Israeli Buyer will receive the Assets on the Closing Date and the IP Buyer will receive the IP Assets on the Closing Date; (b) any payment received by the Seller from customers in connection with products supplied by Parent, the Buyers or their Affiliates after the Closing Date will be immediately transferred to the Buyers and any payment received by the Buyers from customers in connection with products supplied by the Seller before the Closing Date will be immediately transferred to the Seller, and (c) if Buyers shall mistakenly pay a payment to Seller’s suppliers in connection with purchases made prior to the Closing Date, Seller shall reimburse the Buyers for such payment and vice-versa.

8.5    Employees.

8.5.1    The Seller shall be solely responsible, and Parent, the Buyers or any of their Affiliates shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, manager, independent contractor or consultant of Seller in accordance with the terms their agreements and/or Applicable Law, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the employment or service with Seller at any time on or prior to the Closing Date, and the Seller shall pay all such amounts to all entitled persons no later than immediately following the Closing and shall release of all amounts accrued in any managers’ insurance policies, pension funds, provident funds, further education fund and any other benefit plan maintained on behalf of those employees and any related payroll deductions (such as employee benefit plan contributions and employment taxes) with respect thereto. In connection with the Seller’s termination of the employees of the Business as set forth in Section 6.6.4 above, the Seller shall pay such employees all benefits due each such employee upon termination of their employment, in accordance with the terms their agreements or Applicable Law, including but not limited to unused vacation pay and other termination benefits, and Seller shall use reasonable commercial efforts to obtain and deliver to the Buyers waivers from each such employee, in form and substance satisfactory to the Buyers, and following payment and release of such amounts, shall deliver to the Buyers a certificate of the accountant for the Seller, in form and substance satisfactory to the Buyers, to the effect that all amounts required to be paid over to the employees or to funds for the benefit of their employees shall have been made. The Seller shall be liable for and shall pay all severance payments or other termination benefits (if any), due to any of the Seller’s employees, in accordance with their agreements and/or Applicable Law, as a result of the termination of their employment with the Seller in connection with this Agreement. The following shall not, in any way, derogate from the obligations of the Israeli Buyer pursuant to Section 6.6.

8.5.2    From time to time following the Closing, the Seller shall, or shall cause its Affiliates to, subject to compliance with Applicable Law, make available to the Israeli Buyer such non-confidential data in personnel records of Buyer Employees as is reasonably necessary for the Israeli Buyer to employ such Buyer Employees.

8.5.3    The Israeli Buyer shall be solely responsible, and the Seller shall have no obligations whatsoever for, any compensation or other amounts payable to any Buyer Employees for their employment with the Israeli Buyer after the Closing.

8.5.4    The Seller shall remain solely responsible for all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, managers, independent contractors or consultants of the Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, managers, independent contractors or consultants of the Seller which relate to events occurring on or prior to the Closing Date. The Seller shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due in accordance with the terms of their agreement and/or Applicable Law.

8.5.5    Maintenance of Existence. From and after the date hereof until December 31st, 2019 (provided that if, within such period, Parent or any Buyer provides notice of a claim against Seller in connection with this Agreement or the other Transaction Documents to which it is a party, such period shall be extended and continue until 60 days after such claim is finally resolved), the Seller agrees to remain in existence in good standing under the laws of the State of Israel, and shall not take, or cause or permit to be taken, any action that could result in the dissolution, liquidation or winding up of the Seller; provided that this shall not restrict the sale or merger of the Seller provided that the purchaser or the surviving entity undertakes to comply with all of the obligations of the Seller set forth in this Agreement.

8.6    Websites. The Seller shall have caused to be transferred to the Israeli Buyer, each domain name used, owned or purported to be owned by the Seller.

8.7    Non-Solicitation; Non-Competition.

8.7.1    The Seller agrees that for a period of three (3) years from the Closing, it will not, other than in accordance with this Agreement or any other Transaction Documents (a) hire any of the Prospective Employees retained by the Israeli Buyer or (b) solicit or induce any employee, commissioned salesperson or consultant of Parent or any of the Buyers to terminate his or her employment or contractual relationship with Parent or the Buyers or make any offer of employment or engagement to such person.

8.7.2    For a period of three (3) years from the Closing Date (the “Non-Competition Period”), the Seller shall not, directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of any business or enterprise that engages in the Business, other than in accordance with this Agreement or any other Transaction Documents. The restrictions set forth in this Section 8.7.2 shall not be construed to prohibit or restrict any investment by the Seller or any of its Affiliates in any class of publicly traded debt or equity securities of any company engaged in the Business so long as (x) the Seller together with its Affiliates do not hold at any time during the Non-Competition Period more than one percent (1%) of the issued and outstanding voting securities of such publicly traded company, or one percent (1%) of the aggregate principal amount of such class outstanding and (y) consistent with this Section 8.7.2, the Seller or any of its Affiliates do not otherwise engage in any other activities with respect to such company (whether as a director, officer, employee, agent, representative, consultant or otherwise).

8.8    Confidential Information. From and after the date hereof, the Seller and each of its Affiliates shall hold in confidence all confidential documents and information with respect to the Business and not to disclose to any Person, publish or make use of the same without the express prior written consent of the Parent or the Buyers. Notwithstanding the immediately preceding sentence, neither any Seller nor its Affiliates shall have any obligation to hold in confidence any confidential documents or information with respect to the Business if and to the extent such confidential documents or information (a) was publicly known or made generally available in the public domain; (b) becomes publicly known and made generally available through no action or inaction of a Seller or anyone on its behalf; or (c) disclosure thereof is explicitly required by Applicable Law or an Order; provided, that in such event, the applicable Person intending to make the disclosure shall provide the Buyers with prompt advance written notice of such requirement prior to making such disclosure, to the extent possible under Applicable Law, so that the Buyers may seek an appropriate protective order, and such applicable Person will limit the disclosure of any confidential documents or information so as to disclose only that portion of which is explicitly required by such Applicable Law or Order.

8.9    Specific Performance. The Parties recognize that a breach by a Party of Section 8.7 or 8.8 may cause irreparable and material loss and damage to the non-breaching Party and such non-breaching Party will not have an adequate remedy at law or in damages. Accordingly, each Party acknowledges that each Party may seek for the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach without the necessity of proving that monetary damages are inadequate or cannot be measured and without the need to post any bond or other security.

8.10    Restrictions Appropriate. Seller acknowledges and represents that the covenants and agreements in Section 8.7 are reasonable and necessary for the protection of Parents and the Buyers and are an essential inducement to Parent and Buyers to enter into the Transaction. Seller further acknowledges and agrees that, given the nature of the Business and the Transaction, the covenants contained in Section 8.7 contain reasonable limitations as to time and the scope the activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for Parent and the Buyers the goodwill of the Business and to protect the other legitimate business interests of Parent and the Buyers. To the extent that the covenants provided for in Section 8.7 may later be deemed by a court to be too broad to be enforced with respect to duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of Section 8.7, and to add or delete specific words or phrases. Section 8.7 as modified, shall then be enforced.

8.11    Transition. Unless explicitly provided otherwise in this Agreement, the Seller, Buyers and Parent will not take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of Seller from maintaining the same relationships with Business after the Closing as the Seller maintained prior to the Closing. Seller will refer all inquiries relating to the Business to the Israeli Buyer from and after the Closing.

8.12    Use of Name. Seller will cease to use and will not grant any license to use any name containing any combination of the terms “MST” or “Medical Surgery Technologies,” or any name, product name, slogan, logo or trademark that is similar to any of the trademarks acquired by the Buyers pursuant hereto and will take such actions as any of the Buyers may reasonably request to enable the Buyers and their respective Affiliates to use such name, slogan, logo or trademark. Buyers and Parent may refer to the Business as formerly being Seller’s.

ARTICLE IX – INDEMNIFICATION

9.1    Indemnification.

9.1.1    By Seller. Seller shall indemnify and hold harmless Parent, Buyers and their respective Affiliates and representatives (collectively, “Buyer Indemnitees”) from, and pay and reimburse each Buyer Indemnitee from and against any and all Damages (without duplication) incurred in connection with, arising out of, resulting from or relating to: (a) the inaccuracy or breach of any representation or warranty by the Seller in this Agreement or any certificate or other instrument furnished or to be furnished by the Seller under this Agreement; (b) any breach of any covenant or agreement by Seller in this Agreement or any other Transaction Documents (other than the Indemnification Undertaking); (c) any claim by a third party which if true would constitute a breach by the Seller or of any of the representations or warranties or other provisions of this Agreement or the other Transaction Documents (other than the Indemnification Undertaking); (d) any payment imposed on any of the Buyer Indemnitees to a Person who was employed in or engaged by the Seller or the Business and not hired by the Israeli Buyer, or any claim against any of the Buyer Indemnitees made by employee or consultants of the Seller, including Buyer Employees, in each case in respect of the period during which they were engaged or employed by the Seller and except to the extent that such claim would have been avoided if the Israeli Buyer had complied with its obligations under Section 6.6; (f) all Taxes imposed on or asserted against the income, gains, assets or operations of the Seller or the Assets or the IP Assets for the period prior to and including the Closing Date, or as a result of the consummation of the transactions contemplated by this Agreement other than VAT payable pursuant to Section 2.5; (g) any Excluded Liability or Excluded Asset; or (h) the ownership or operation of the Business, the Assets and the IP Assets by Seller prior to the Closing. Nothing in this Section 9.1.1 shall make the Seller liable to indemnify the Buyer Indemnities for obligations of the Parent and Buyers, including, without limitation, in Sections 6.3.2, 6.6 and 8.3.

9.1.2    By Parent and the Buyers. Each of Parent and the Buyers, jointly and severally, shall indemnify and hold harmless Seller, its Affiliates and representatives and the Additional Seller Indemnitors (collectively, “Seller Indemnitees”) from, and pay and reimburse each Seller Indemnitee from and against any and all Damages (without duplication)

incurred in connection with, arising out of, resulting from or relating to: (a) the inaccuracy or breach of any representation or warranty by any indemnifying Party (as the case may be) in this Agreement or any certificate or other instrument furnished or to be furnished by any indemnifying Party (as the case may be) under this Agreement; (b) any breach of any covenant or agreement by any indemnifying Party in this Agreement or any other Transaction Documents; (c) any claim by a third party which if true would constitute a breach by such indemnifying Party of any of the representations or warranties or other provisions of this Agreement or the other Transaction Documents; (d) the Assumed Liabilities; or (e) the ownership or operation of the Business, the Assets and the IP Assets by Buyer after the Closing.

9.2    Survival of Representations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, Seller will have no Liability for Damages with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement, unless Parent or any Buyer notifies Seller of such a claim in writing on or before the second anniversary of the Closing Date; provided, however, that (a) any claim relating to Section 4.21 (Intellectual Property) may be made at any time until the fourth anniversary of the Closing Date, and (b) any claim relating to Sections 4.1 (Organization), 4.2 (Authority of the Seller), 4.3 (No Conflicts), and 4.7.2 (Assets) (“Fundamental Representations”) may be made at any time until the date that is sixty (60) days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) with respect thereto, and provided further that any claim for fraud may be made at any time. If the Closing occurs, neither Parent nor Buyers will have any Liability for Damages with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, unless Seller notifies Parent and Buyers of such a claim in writing on or before the second anniversary of the Closing Date; provided, however, that any claim relating to Section 5.1 (Organization and Authority) may be made at any time until the date that is sixty (60) days after the expiration of the statute or period of limitations with respect thereto, and provided further that any claim relating to fraud may be made at any time (subject to the applicable statute of limitations). If Parent or any Buyer or Seller or the Shareholder Representative (as defined below), as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved; provided that such Party has initiated a legal proceeding against the other Party or Parties with respect to such claim within sixty (60) days after the notice of such claim has been received.

9.3    Limitations on Indemnification. No Party, including for this purpose, the Seller, shall have the right to assert a claim for indemnity with respect to Damages, unless the aggregate amount of Damages for all Claims shall exceed US$40,000 (the “Basket Amount”), and then the indemnifying Party shall be responsible for the full amount of such Damages (including the Basket Amount) up to the maximum aggregate amount specified in Section 9.3.1 below.

9.3.1    Seller’s maximum aggregate Liability for Damages with respect to all of the matters described in Sections 9.1.1(a) and (c) will be limited to: (a) for the first two (2) years after the Closing, twenty percent (20%) of Qualified Purchase Price for all representations and warranties other than Section 4.21 (Intellectual Property); (b) for the first two (2) years after the Closing, an aggregate, when combined with the maximum liability in clause (a), of thirty percent (30%) of the Qualified Purchase Price for the representations and warranties in Section 4.2.1 (Intellectual Property); and (c) for the first three (3) years after the Closing, one hundred percent (100%) of the Qualified Purchase Price for the Fundamental Representations (collectively, the “Seller’s Cap”); provided, however, that any claim relating to fraud, willful misconduct, or fraudulent breach of any representation or warranty by the Seller will not be subject to Seller’s Cap.

For the avoidance of doubt, the Seller’s Cap with respect to the matters described in clause (a) above shall continue to apply to claims initiated during the two-year period. At the end of the second year after the Closing, if no payments have been made and/or no legal proceedings have been initiated (unless such proceedings have been denied or withdrawn) in respect of claims under clause (a) or (b) above, the Seller’s Cap with respect to the representations and warranties in Section 4.21 (Intellectual Property) shall be reduced to twenty percent (20%) for years 3 and 4 after the Closing; provided, however, that if any payments have been made and/or legal proceedings have been initiated (unless such proceedings have been denied or withdrawn) in respect of claims under clause (a) or (b) above in an amount less than twenty percent (20%) of the Qualified Purchase Price, the reduction in the Seller’s Cap for clause (b) shall be proportionately adjusted to give a cap as close to 20% as possible; provided further, that if 10% or less of the Seller’s Cap is left, no reduction by virtue of this Section 9.3.1 shall be made to the Seller’s Cap with respect to the representations and warranties in Section 4.21 (Intellectual Property). For the avoidance of doubt, the reductions by virtue of this Section 9.3.1 are in addition to all reductions that shall be made to the Seller’s Cap in order to take into account the amount of any Damages actually paid for claims under Sections 9.1.1(a) and (c). At the end of the third year after the Closing, if no payments have been made and/or no legal proceedings have been initiated (unless such proceedings have been denied or withdrawn) in respect of claims under clause (c), the Seller’s Cap with respect to the Fundamental Representations shall be reduced to fifty percent (50%) for years 4, 5, 6 and 7 after the Closing; provided, however, that if any payments have been made and/or no legal proceedings have been initiated (unless such proceedings have been denied or withdrawn) in respect of claims under clause (c), no reduction of such Seller’s Cap shall occur.

9.3.2    Notwithstanding anything herein to the contrary, it is hereby agreed as follows:

(a)    The maximum aggregate Damages under clauses (a), (b) and (c) of Section 9.3.1 above (as may be reduced pursuant to Section 9.3.1 above, if applicable) are not cumulative, and hence the maximum aggregate Liability for Damages under each such clause shall be reduced by the amount of any and all Damages paid in respect of any and all matters described in Sections 9.1.1(a) and/or (c) and shall be determined, in each case, after taking into account all previous Damages paid in respect of any and all matters described in Sections 9.1.1(a) and/or (c), the Seller’s Cap and the survivability limitations.

(b)    The maximum aggregate Liability of the Seller for Damages in respect of any and all matters described in Sections 9.1.1(a) and/or (c) shall not exceed 100% (or 50%, as applicable) of the Qualified Purchase Price, except that any claim resulting from fraud by the Seller shall not be subject to such maximum aggregate Liability.

9.3.3    If the Parent and/or Buyers received insurance proceeds, indemnification, contribution payments or other reimbursements from any third party in respect of any Damage incurred by them hereunder (collectively, the “Third Parties Proceeds”), then the net amount of such Third Parties Proceeds shall be taken into account in the calculation of such Damages.

9.4    Escrowed Shares.

9.4.1    For the avoidance of doubt, the Buyer Indemnitees’ source of recovery on account of indemnifiable claims with respect to the matters described in Section 9.1.1(a) and (c) from the Escrowed Stock shall be calculated based on the value of such Escrowed Stock at the date of indemnification, and, in the event of such indemnifiable claim hereunder, subject to the provisions of this Agreement and the Escrow Agreement, the Buyer Indemnitee shall be entitled to a release of such number of shares of Escrowed Stock as is equal to the amount of Damages of such indemnifiable claim; provided, however, that if the amount of such Damages exceeds the value of the shares of Escrowed Stock then held by the Escrow Agent, the Buyer Indemnitee shall be entitled to a release of all remaining shares of Escrowed Stock.

9.4.2    The indemnification obligations of the Seller under this Agreement shall be first satisfied by release of the Escrowed Stock to the Parent in accordance with the terms of the Escrow Agreement. Following the release of the Escrowed Stock, or in the event that the indemnifiable amount of Damages of the Buyer Indemnitees pursuant to the provisions of this Agreement exceeds the value of the Escrowed Stock at the time of a payment for indemnification hereunder, as applicable, the applicable indemnifiable amount exceeding the value of the Escrowed Stock shall be satisfied by the Seller by either transfer of shares of TransEnterix Stock, valued in accordance with Section 9.4.1, or in cash, at the sole discretion of the Seller.

9.5    Additional Seller Indemnitors.

9.5.1    Seller shall use its best efforts to cause the shareholders of Seller set forth in Schedule 9.5.1 (the “Additional Seller Indemnitors”) to enter into an Indemnification Undertaking substantially in the form of Exhibit E to this Agreement, pursuant to which each such Additional Seller Indemnitor shall undertake to assume, severally and not jointly, with the other Additional Seller Indemnitors the Seller’s indemnification obligations under this ARTICLE IX, only to the extent the Seller does not satisfy the Seller’s indemnification obligations under this ARTICLE IX. The provisions of this Section 9.5 form the basis of the obligations of the Additional Seller Indemnitors in the Indemnification Undertaking.

9.5.2    As further described in the Indemnification Undertaking, the following rules apply to the obligations of the Additional Seller Indemnitors:

(a)    Each Additional Seller Indemnitor’s obligation under the Indemnification Undertaking is several and not joint, and shall be limited to its Pro Rata Portion of the relevant indemnifiable Damages that could have been sought from the Seller at such time taking into account all previous claims satisfied by the Seller, the Seller’s Cap and the survivability provisions of Section 9.2 (“Indemnifiable Damages”), up to a maximum amount that shall not exceed such Additional Seller Indemnitor’s Pro Rata Portion of the amounts actually distributed by Seller to all Additional Seller Indemnitors.

(b)    Subject to this Section 9.5.2, such Indemnification Undertaking is subject to all of the provisions of this ARTICLE IX mutatis mutandis, including,

without limitation, the survival periods and limitations on indemnification set forth in Sections 9.2 and 9.3. For the avoidance of doubt, if the provisions of this Section 9.5.2 differ from other provisions in this ARTICLE IX, the provisions of this Section 9.5.2 shall control.

(c)    With respect to satisfaction of indemnification claims and the payment of Indemnifiable Damages: (i) the Escrowed Stock shall be the first source for payment of such Indemnifiable Damages, to be released to Parent in accordance with the Escrow Agreement from the Seller; (ii) to the extent the limitations set forth in Section 9.3 have not been exceeded, any Indemnifiable Damages beyond the release of the Escrowed Stock to the Parent shall be satisfied by the Seller; and (iii) to the extent that (1) the limitations set forth in Section 9.3 have not been exceeded, and (2) Seller distributed any cash or any or all of the TransEnterix Stock to the Additional Seller Indemnitors and (3) Seller has dissolved or Seller has not paid its Indemnifiable Damages within thirty (30) days of the date on which such indemnification obligations are due, the remaining Indemnifiable Damages under this ARTICLE IX (the “Seller’s Unpaid Indemnification Amount”) shall become the primary obligation of the Additional Seller Indemnitors. With respect to claims arising after the Escrowed Stock has been fully released, this obligation does not require Parent, Buyer or any other Buyer Indemnitee to pursue any legal action against the Seller, but merely to demand release or payment of Indemnifiable Damages. If such demand is not satisfied within thirty (30) days after it is made, the Buyer Indemnitees may proceed with a demand to the Additional Seller Indemnitors, each with respect to its Pro-Rata Portion of the Seller’s Unpaid Indemnification Amount, and up to a maximum amount that shall not exceed such Additional Seller Indemnitor’s Pro Rata Portion of the amounts actually distributed by Seller to all Additional Seller Indemnitors.

(d)    Each Additional Seller Indemnitor is liable, severally and not jointly for its Pro-Rata Portion of the Seller’s Unpaid Indemnification Amount up to the total of its Pro-Rata Portion, subject to having no liability, with respect to TransEnterix Stock distributed to such Additional Seller Indemnitor, beyond the value of the shares of TransEnterix Stock actually received by such Additional Seller Indemnitor equal to the value of such shares of TransEnterix Stock at the time the Lock-Up Agreement restrictions are satisfied or accelerated and lapse in accordance with the terms of the Lock-Up Agreement. If the Seller’s Unpaid Indemnification Amount is greater than, in the aggregate, the Pro Rata Portion of all Additional Seller Indemnitors, the payment in full of such Additional Seller Indemnitor’s Pro Rata Portion of the Seller’s Unpaid Indemnification Amount (up to a maximum amount that shall not exceed such Additional Seller Indemnitor’s Pro Rata Portion of the amounts actually distributed by Seller to all Additional Seller Indemnitors) shall be all that such Additional Seller Indemnitor shall be obligated to pay.

(e)    No fraud, willful misconduct, or fraudulent breach by any Additional Seller Indemnitor, will be attributed to any other Additional Seller Indemnitor and will not affect the indemnification obligations (including, without limitation, the survivability periods and the Seller’s Cap) of any other Additional Seller Indemnitor.

(f)    The Additional Seller Indemnitors shall appoint a “Shareholder Representative” under the Indemnification Undertaking, who shall be appointed and authorized to represent the Additional Seller Indemnitors with respect to all matters related to the Indemnification Undertaking (the “Shareholder Representative”).

9.6    Claims Notice; Defense of Third Party Claims.

9.6.1    Within a reasonable period of time after the incurrence of any Damages by any Person entitled to indemnification pursuant to this ARTICLE IX, including, any Third Party Claim (as defined below), which might give rise to indemnification hereunder, the Indemnified Party shall give the party from which indemnification is sought a written notice (a “Claim Notice”), which shall specify in reasonable detail the Damages for which indemnification is sought, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related.

9.6.2    If a third party commences or threatens an Action (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this ARTICLE IX, then the Indemnified Party must promptly notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim and any other information and documents reasonably requested by the Indemnifying Party in connection with such Third Party Claim.

9.6.3    Upon receipt of the notice described in Section 9.6.1, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (a) within thirty (30) days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 9.3, indemnify the Indemnified Party from and against any Damages the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (c) the Indemnifying Party is not a party to the Action or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (d) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (e) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (f) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (g) the Indemnifying Party keeps the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

9.6.4    So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.6.3, (a) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim and (b) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be delayed or withheld unreasonably. If the Indemnified Party settles a Third-Party Claim without the consent of the Indemnifying Party, then the Indemnifying Party shall not be responsible for any Damages with respect to such Third-Party Claim.

9.6.5    If any condition in Section 9.6.3 is or becomes unsatisfied, the Indemnified Party may assume the control and defend against the Third-Party Claim, and shall be entitled to indemnification in accordance and subject to the provisions of this Agreement.

9.6.6    The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim.

9.7    Exclusive Remedy. This ARTICLE IX will provide the exclusive legal remedy for the matters covered by this ARTICLE IX, except for claims based upon fraud, willful misconduct or willful misrepresentation. This ARTICLE IX will not affect a Party’s right to specific performance or injunctive relief available to any Party.

9.8    Prior Knowledge. No Party shall be liable under this Agreement for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the Parties were actually aware of such inaccuracy or breach prior to the Closing.

ARTICLE X – TERMINATION

10.1    Event of Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

10.1.1    by mutual consent of the Seller, Parent and the Buyers;

10.1.2    by the Seller or Parent hereto if the Closing shall not have occurred by November 30, 2018; provided, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

10.1.3    by either the Seller, on the one hand, or Parent, on the other hand, if there has been a breach of any covenant or a breach of any representation or warranty of Parent and Buyers (with respect to the Seller) or the Seller (with respect to the Parent), respectively, which breach would cause the failure of any condition precedent set forth in Section 7.2 or Section 7.1, as the case may be; provided that any such breach of a covenant or representation or warranty has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach;

10.1.4    by the Seller or Parent, if there shall be any Applicable Law or Order of any Governmental Body having jurisdiction over any party or the transactions contemplated hereby that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited; or

10.1.5    by Parent, if there has been a Material Adverse Effect with respect to the Business.

10.2    Effect of Termination. In the event of termination of this Agreement as provided in this Section 10.2, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any other Party; provided, however, that the obligations of the parties set forth in Section 6.8, this Section 10.2 and ARTICLE XI hereof shall survive any such termination and shall be enforceable hereunder; the payments made by Parent or a

Buyer under Sections 2.3.1(i) and 6.3.2 prior to such termination shall not be repayable; provided further, however, that nothing in this Section 10.2 shall relieve any Party of any liability for a breach of this Agreement prior to the effective date of termination, provided, that any legal proceeding in respect of such alleged breach must be initiated within three years of the termination date of this Agreement.

ARTICLE XI – MISCELLANEOUS

11.1    Entire Agreement; Amendments and Waivers. This Agreement and the Transaction Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements whether oral or written. This Agreement may only be amended in a writing executed by all Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) or constitute a continuing waiver.

11.2    Expenses. Except as otherwise set in the Agreement (including, without limitation, in Sections 6.3 and 8.3), each Party shall pay its own legal, accounting and other expenses related to the Transaction.

11.3    Invalidity. To the maximum extent permitted by Applicable Law, the invalidity, illegality or unenforceability of any provision in any Transaction Document shall not affect any other provision in any Transaction Document.

11.4    Cumulative Remedies. Except as otherwise set in the Agreement, all rights and remedies are cumulative of each other and of every other right or remedy a Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice the exercise of other rights or remedies.

11.5    No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party, including for the avoidance of doubt, the Additional Seller Indemnitors.

11.6    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Seller may not assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of Seller’s rights, interests or obligations in this Agreement without the prior written approval of Parent. Each of Parent and the Buyers may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to any of them, or any acquirer of a material portion of the businesses or assets of any of them, (b) one or more of Parent’s Affiliates, or (c) any lender to Parent or any of the Buyers as security for obligations to such lender; provided, however, that each of Parent and Buyers shall remain fully liable for all of its covenants set forth herein.

11.7    Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) one Business Day after receipt of confirmation if such notice is sent by facsimile or e-mail, (b) three Business Days after delivery of such notice into the custody and control of an overnight international courier, (c) one Business Day after delivery of such notice in person and (d) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller:

To all of the following:

MST Medical Surgery Technologies Ltd.

Attn. Motti Frimer

Kochav Yokneam, Floor 5, POB 685

Yokneam, Israel 2069208

Doron Birger

Avi Ludomirsky

Michal Geva

Copy to (which will not constitute notice):

Fischer Behar Chen Well Orion & Co.

Attn. Eran Yaniv, Adv. or Asaf Gabay, Adv.

3 Daniel Frisch St.

Tel Aviv, Israel 6473104

If to Parent or any Buyer:

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

Phone: (919) 765-8400

Attn: Anthony Fernando

Copy to (which will not constitute notice):

Joshua Weingard

Chief Legal Officer

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Mary J. Mullany

11.8    Governing Law; Jurisdiction. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Israel without giving effect to any choice or conflict of law principles of any jurisdiction; and only the courts in Tel-Aviv – Jaffa, Israel shall have exclusive jurisdiction in any conflict or dispute arising out of this Agreement or any other Transaction Document.

11.9    Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Applicable Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with the Accounting Principles as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

11.10    Parent Guarantee. Parent guarantees the full payment and performance of the obligations of the Buyers under this Agreement. This guarantee shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement or any agreement executed pursuant to this Agreement, whether or not Parent received notice of the same and Parent waives all need for notice of the same.

11.11    Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

MST MEDICAL SURGERY TECHNOLOGIES LTD.

By:	/s/ Motti Frimer	By:	By: /s/ Doron Birger
Name: Motti Frimer		Name: Doron Birger
Title: Chief Executive Officer		Title: Chairman of the Board

TRANSENTERIX, INC.

By:	/s/ Anthony Fernando
Name: Anthony Fernando
Title: Chief Operating Officer

TRANSENTERIX EUROPE, S.A.R.L., acting through its Swiss branch being established under the name “TransEnterix Europe Sarl, Bertrange, Swiss Branch Lugano

By:	/s/ Anthony Fernando
Name: Anthony Fernando
Title: Class B Manager

TRANSENTERIX ISRAEL LTD.

By:	/s/ Anthony Fernando
Name: Anthony Fernando
Title: Director